Exhibit 10.1

DATED 23 FEBRUARY 2021

CSS CORP LP

AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP agreement

THE NON-REDEEMABLE LIMITED PARTNERSHIP INTERESTS (THE “Partnership INTERESTS”) OF CSS CORP LP. (THE “PARTNERSHIP”), HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “securities ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE securities ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE securities ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED EXEMPTED lIMITED PARTNERSHIP Agreement. THE PARTNERSHIP INTERESTS MAY NOT BE REDEEMED, TRANSFERRED or withdrawn AS A MATTER OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THis AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP Agreement. THEREFORE, PURCHASERS OF SUCH PARTNERSHIP INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT is dated 23 FEBRUARY 2021.

BETWEEN

(1)

CSP CSS GP Limited, an exempted company with limited liability whose registered office is at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (as further defined in clause 1.1, the “General Partner”);

(2)	CSP Alpha Holdings Pte. Ltd. (UEN No. 201705478E), a private company limited by shares whose registered office address is at 160 Robinson Road #10-01 Singapore 068914 (the "First Limited Partner")

(3)	WNL LIMITED of 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands as initial limited partner (the "Initial Limited Partner"); and

(3)	the other Limited Partners of the Partnership.

BACKGROUND

(A)

The exempted limited partnership was established under the name “CSS Corp LP” (the “Partnership”) to carry on the business of investing and, in particular, of making, monitoring the progress of and realising an Investment into the Target Company, including in connection with any Follow-on Investment.

(B)

The Partnership was registered under the Partnership Act upon the filing of the statement for registration of exempted limited partnership pursuant to Section 9 of the Partnership Act with the Registrar of Exempted Limited Partnerships of the Cayman Islands on 19 January 2021 pursuant to an initial exempted limited partnership agreement dated 19 January 2021.

(C)

The parties wish to enter into this Agreement to permit the withdrawal of the Initial Limited Partner, to amend the terms of the initial exempted limited partnership agreement referred to in paragraph (B) above, and to admit certain Limited Partners under the terms of this Agreement.

(D)	This Agreement replaces and substitutes in full the initial exempted limited partnership agreement referred to in paragraph (B) above.

(E)

The Limited Partners wish to make an Investment in the Target Company by way of a Capital Commitment to the Partnership. In connection with their Capital Commitment to the Partnership, each Limited Partner agrees to provide the Admission Documents together with any additional documents as may be required by the General Partner for anti-money laundering purposes in connection with such Limited Partner’s admission to the Partnership.

IT IS HEREBY AGREED as follows:

1.     DEFINITIONS AND INTERPRETATIONS

1.1	Defined Terms

In this Agreement (including the Introduction and the Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings:

Accounting Date

30 June 2021, and 30 June in each year thereafter or such other date as the General Partner may, in its sole discretion, determine and notify to the Partners or, in the case of the final Accounting Period of the Partnership, the date when the Partnership is ultimately dissolved.

Accounting Period

a period ending on and including an Accounting Date and beginning on the day following the immediately preceding Accounting Date or, in the case of the first Accounting Period, on the date of establishment of the Partnership.

Acquisition Cost

the acquisition cost of the Investment or Follow-on Investment together with any Partnership Expenses (including, for the avoidance of doubt, transfer Taxes) relating to such acquisition which are borne by the Partnership in accordance with the terms of this Agreement.

Additional Limited Partner	each Limited Partner admitted after the Closing Date (with the terms of such admission being determined by, and subject to, the consent of the General Partner).

Admission Documents

a subscription agreement to be completed by each prospective Limited Partner as a deed on or before the date of its admission to the Partnership in such form as may from time to time be approved by the General Partner.

Advisers Act	the U.S. Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

AEOI	one or more of the following, as the context requires:

(a)

sections 1471 to 1474 of the US Internal Revenue Code of 1986 and any associated legislation, regulations or guidance, commonly referred to as the US Foreign Account Tax Compliance Act (“FATCA”), the Common Reporting Standard (“CRS”) issued by the Organisation for Economic Cooperation and Development OECD, when adopted, or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting and/or withholding tax regimes;

	(b)	any intergovernmental agreement, treaty or any other arrangement between the Cayman Islands and any of the US, the UK or any other jurisdiction (including between any government bodies in each relevant jurisdiction), entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in paragraph (a); and

	(c)	any legislation, regulations or guidance implemented in the Cayman Islands to give effect to the matters outlined in the preceding paragraphs.

Affiliate	with respect to any person, any person directly or indirectly controlling, controlled by or under common control with such person; provided that:

	(a)	any employee of the General Partner, the Manager, the Sub-Manager, the First Limited Partner, and any other persons that are directors, officers or other management members of the General Partner, the Manager, the Sub-Manager and/or the First Limited Partner and that have senior managerial involvement in the affairs thereof shall be considered an Affiliate of the General Partner, the Manager, the Sub-Manager and/or the First Limited Partner, as applicable, for purposes of this Agreement for so long as such person remains in such managerial capacity; provided that if such person terminates such managerial capacity, is no longer actively involved in the affairs of the Partnership, but solely retains a direct or indirect residual interest in the General Partner, the Manager, the Sub-Manager or the First Limited Partner, then such person shall no longer be deemed an Affiliate of the General Partner, the Manager, the Sub-Manager or the First Limited Partner, respectively;

	(b)	with respect to a natural person, members of such person’s family up to three levels of relationship (either consanguineous or by affinity) shall be deemed to be an Affiliate of such natural person; and

the Target Company shall not be deemed to be an Affiliate of the General Partner, the Manager, the Sub-Manager or the First Limited Partner by reason only of the Partnership holding an Investment in the Target Company.

Agreement	this amended and restated exempted limited partnership agreement, as amended, supplemented, modified or restated from time to time.

Alternative Investment Vehicle	the meaning given in clause 2.9.1 (Alternative Investment Structures).

Appraised Value	the meaning given in clause 7.3.2 (Appraised Value).

Auditors	PricewaterhouseCoopers LLP, Singapore or such other internationally recognised firm of auditors as may be appointed by the General Partner pursuant to clause 15.3 (Auditors).

BHC Act	the meaning given in clause 10.3.4 (Voting).

BHC Partner	the meaning given in clause 10.3.4 (Voting).

Book Value	the adjusted basis of the Partnership’s assets for U.S. federal income tax purposes; provided, however,

	(a)	if any asset is contributed to the Partnership, the initial Book Value of such asset shall equal its fair market value on the date of contribution;

	(b)	if the Capital Accounts of the Partners are adjusted pursuant to Regulations Section 1.704-1(b) to reflect the fair market value of any asset of the Partnership, the Book Value of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment in accordance with such Regulations; and

(c)	the Book Value of any item or asset distributed to any Partner shall be adjusted to equal its fair market value on the date of distribution.

The Book Value of all assets of the Partnership shall be adjusted thereafter by depreciation as provided in Regulations Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

Breach of the Standard of Conduct

with respect to any Indemnified Person, Tax Matters Partner or Partnership Representative, (i) any act or omission constituting Gross Negligence, wilful misconduct, reckless disregard of duties or wilful breach of this Agreement or, in the case of the Manager, the Management Agreement or in the case of the Sub-Manager, the Sub-Management Agreement, such act or omission having had a material adverse effect on the Partnership, or (ii) any act or omission constituting a material violation of an applicable securities law, or (iii) actual fraud or criminal conduct in respect of the Partnership by such Indemnified Person, Tax Matters Partner or Partnership Representative in each case as determined by the final judgment of a court of competent jurisdiction.

Business Day	a day (not being a Saturday or Sunday or a public holiday) on which banks are generally open for non-automated business in the Cayman Islands, Hong Kong, Singapore, and New York.

Capital Account	the meaning given in clause 6.3 (Partner’s Capital Accounts).

Capital Commitment

in relation to each Partner, the amount committed by such Partner to the Partnership and accepted by the General Partner, whether or not such amount has been contributed in whole or in part and whether or not such amount has been repaid to such Partner in whole or in part.

Capital Contribution

in relation to a Partner at any time, (a) the capital contributed pursuant to a single Drawdown Notice or (b) the aggregate amount of capital actually contributed by such Partner on or prior to such time, as the context may require, out of such Partner’s Capital Commitment, to the Partnership pursuant to clause 3.1 (Capital Contributions) and, where the context requires, by such Partner to an Alternative Investment Vehicle.

Capital Gain

the amount (if any), on any date, by which the proceeds of a disposal of, or distributions of a capital nature in relation to, an Investment (or the relevant part thereof), after deduction from such proceeds of the expenses of the Partnership associated with the disposal or distribution which are payable by the Partnership, exceed the Acquisition Cost of such Investment (or the relevant part thereof).

Capital Loss

the amount (if any), on any date, by which the Acquisition Cost of an Investment (or part thereof) exceeds the proceeds of disposal of, or distributions of a capital nature in relation to, such Investment (or the relevant part thereof) after deduction from such proceeds of expenses of the Partnership associated with the disposal or distributions which are payable by the Partnership.

Cause	the entry of a final judgment, verdict or order by any court of competent jurisdiction:

	(a)	in which there is a finding that the General Partner, the Manager, the Sub-Manager has committed a material breach of its duties under this Agreement or the Management Agreement, as the case may be, or a material violation of applicable securities laws, rules, regulations or statutes which has an adverse effect on the business of the Partnership or the ability of the General Partner, the Manager, the Sub-Manager to perform their respective duties; or

(b)

in connection with the performance by the General Partner, the Manager, the Sub-Manager or a Key Executive of their respective duties under this Agreement or the Management Agreement, as the case may be, there is an act or omission that constitutes actual fraud, Gross Negligence, bad faith or wilful misconduct by the General Partner, the Manager, the Sub-Manager or a Key Executive,

provided that, for the purposes of paragraph (a), where such material breach or violation is capable of remedy, such material breach or violation has not been remedied within thirty (30) Business Days (or such longer period as may be reasonably determined by the Ordinary Consent) of written notice of such material breach or violation having been served on the General Partner by Ordinary Consent and such material breach or violation has resulted in an adverse effect on the business of the Partnership or the ability of the General Partner, the Manager, the Sub-Manager or the Key Executive to perform their respective duties;

provided, further, that for the purposes of paragraph (a), the General Partner and/or the Manager and/or the Sub-Manager and/or the Key Executive will be deemed to have remedied the material breach or violation if the employment of the relevant individual or individuals responsible for the breach or violation is terminated within such thirty (30) Business Day period (or such longer period as may be reasonably determined by Ordinary Consent) referred to in the proviso above; and

provided, further, that for the purposes of paragraph (a), the General Partner and/or the Manager and/or the Sub-Manager and/or the Key Executive will be deemed to have remedied the material breach or violation if the General Partner and/or the Manager and/or the Sub-Manager and/or the Key Executive actually remedies the material breach or violation.

Cayman Register	the meaning given in clause 2.3.2 (Registered Office, Cayman Register and Record of Contributions).

Closing Date

25 February 2021, or such other “Long Stop” date (as such term is defined in the Sale and Purchase Agreement dated 24 December 2020, by and between the Institutional Sellers (as defined in the Purchase Deed), Partners Group Direct Investments 2012 (EUR), L.P. Inc., Ramesh Tirumalai Govindan and Thomas Kuriakose Chennikara and the Purchaser (as defined in the Purchase Deed)..

Code	the U.S. Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future U.S. federal tax law.

Confidential Information	the meaning given in clause 14.1.2 (Confidential Information).

CSP Group

the General Partner, the Manager, the Sub-Manager, any of their respective Affiliates, and any director, officer, member, employee and investor thereto, any person with an interest in the General Partner, the Manager, the Sub-Manager, or any of their respective Affiliates and any other entities, owned in whole or in part, by any such director, officer, member, employee, investor and any person with an interest in the General Partner, the Manager, the Sub-Manager or any of their respective Affiliates.

Deemed Proceeds

amounts that are in the nature of Proceeds whether they have been paid to the Partnership as Proceeds or would have been paid to the Partnership but for the application of clause 5.1.1 (Application of Proceeds).

Default Notice	the meaning given in clause 3.5.1 (Defaulting Partners).

Defaulting Partner	the meaning given in clause 3.5.1 (Defaulting Partners).

Dispute	the meaning given in clause 15.7.2 (Governing Law and Arbitration).

Drawdown Notice	a written notice given to the Limited Partners by the General Partner in such form as the General Partner may determine from time to time in accordance with clause 3.1.3 (Capital Contributions).

Drawn Commitment

in relation to a Partner, as of any date, the amount of such Partner’s Capital Contributions which, at the relevant time, have been drawn down (or deemed to have been drawn down) and have not been returned (or deemed to be returned) in accordance with the terms of this Agreement.

ERISA	the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

Establishment Expenses	the meaning given in clause 8.1 (Establishment Expenses).

Exchange Act	the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Excluded Parties	the General Partner, the Manager, the Sub-Manager and their respective Affiliates, other than the Target Company.

Extraordinary Consent

subject to compliance with clause 10.4 (Consent Matters), the express written consent (including by electronic mail) by one or more of the Limited Partners who, at the time of providing such consent, have Capital Commitments (excluding the Capital Commitments of any Defaulting Partner(s) and the General Partner, and any Non-Voting Commitments) that in aggregate are equal to or exceed 80% of Total Commitments (excluding the Commitments of any Defaulting Partner(s) and the General Partner, and any Non-Voting Commitments).

Feeder Fund

a Limited Partner that is (a) formed to serve as a pooled investment vehicle for the exclusive purpose of investing in the Partnership; or (b) designated as a feeder fund in writing by the General Partner upon its admission to the Partnership.

First Drawdown Date	in relation to each Limited Partner, the date upon which the first installment of Capital Contribution is drawn down from such Limited Partner pursuant to clause 3.1 (Capital Contributions).

First Limited Partner	CSP Alpha Holdings Pte. Ltd.

Fiscal Year

the fiscal year of the Partnership shall be from July 1 to June 30 of every calendar year or, in the case of the first and last fiscal years of the Partnership, the fraction thereof commencing on the Closing Date or ending on the date on which the winding up of the Partnership is completed, as the case may be. The taxable year of the Partnership for U.S. federal income tax purposes shall be determined under Section 706 of the Code.  The General Partner shall have the authority to change the end date of the Fiscal Year if the General Partner, in its sole discretion, determines such change to be necessary or appropriate.

Follow-on Investment	any new investment by the Partnership directly or indirectly in the Target Company.

GAAP	the generally accepted accounting principles in the United States.

General Partner

CSP CSS GP Limited, a Cayman Islands exempted company with limited liability, in its capacity as the general partner of the Partnership, and any additional or successor thereof as general partner of the Partnership in accordance with the terms of this Agreement.

Gross Negligence	the meaning given under the laws of the State of Delaware.

Indemnified Person

any of the General Partner, the Manager, the Sub-Manager, the Key Persons and each of their respective Affiliates and any other members of the CSP Group including, for purposes of this definition, any of their respective current and former officers, directors, employees, shareholders, partners (other than, for the avoidance of doubt, any Limited Partner or investor of a fund managed or advised by the CSP Group, in their capacity as partners thereto), members, agents, advisers, consultants, representatives, the Nominated Directors, and the members of the investment committee (in their capacity as such) or any other committee of the Partnership, the General Partner, the Manager or the Sub-Manager (on behalf of the Partnership), and any other person designated by the General Partner, the Manager or the Sub-Manager as an Indemnified Person who serves at the request of the General Partner, the Manager or the Sub-Manager on behalf of the Partnership.

Investment

an investment by the Partnership (either directly or indirectly) any current or contingent interest in the Target Company including, but not limited to, shares, debentures, convertible loan stock, options, warrants or other securities in and loans (whether secured, unsecured or subordinated) made to or any participation, interest or commitment in the Target Company.

Investment Company Act	the meaning given in clause 7.1.3 (General Operation of the Partnership).

Investment Holding Vehicle

a body corporate, company or partnership or other entity wholly or partly owned or acquired by the Partnership (or any custodian or nominee thereof) established or acquired primarily for the purpose of holding Investments.

Investment Period	the period of forty-five (45) days from the Closing Date.

Key Executive	each of Mukesh Sharda, Sanjay Chakrabarty and Bharat Rao.

Limited Partner

the First Limited Partner or any person who is admitted to the Partnership as an Additional Limited Partner or Substitute Limited Partner (in each case, for so long as such person remains a limited partner in accordance with the terms of this Agreement).

Listing

in relation to any Investment comprising securities, the admission of such securities to the official list of any stock exchange or market for dealing in securities and the quotation of such securities on such stock exchange or market.

Listing Price	the price at which an Investment comprising securities is sold or issued pursuant to an offer for sale or subscription or placed in connection with a Listing.

Manager

CSP Management Limited, a Cayman Islands exempted company with limited liability, and any successor or assignee thereof appointed as manager of the Partnership in accordance with the terms of this Agreement.

Management Agreement	the management agreement or deed referred to in clause 7.2.1 (Authority and Powers of the General Partner) as amended or substituted from time to time.

MAS	The Monetary Authority of Singapore.

Mid-Market Price	the average of the bid and ask price of a security as at the close of business on the relevant Business Day as published by the primary investment exchange on which the relevant security is traded.

Net Income

the amount greater than zero equal to the gross income of the Partnership including, without limitation, dividends, interest and other amounts (other than Capital Gains) reasonably determined by the General Partner to be in the nature of income, reduced by expenses and losses of the Partnership (other than Capital Losses and expenses included in the Acquisition Costs of Investments and expenses associated with the disposal of Investments).

Nominated Director

any person nominated by the Partnership, the General Partner or the Manager (or any of their Affiliates) to be a director (or equivalent) of a Target Company or an Investment Holding Vehicle or any company or entity in the same group as such Target Company or Investment Holding Vehicle.

Non-Voting Commitment	the meaning given in clause 10.3.4 (Voting).

Notice of Dissolution	the meaning given in clause 12.1.2 (Winding Up, Liquidation and Dissolution).

Operating Expenses	the meaning given in clause 8.2 (Operating Expenses).

Ordinary Consent

subject to compliance clause 10.4 (Consent Matters), the express written consent (including by electronic mail) by one or more of the Limited Partners who, at the time of providing such consent, have Capital Commitments (excluding the Capital Commitments of any Defaulting Partner(s), the General Partner and the First Limited Partner, and any Non-Voting Commitments) that in aggregate exceed 50% of Total Commitments (excluding the Capital Commitments of any Defaulting Partner(s), the General Partner and the First Limited Partner, and any Non-Voting Commitments).

Parallel Vehicle

any limited partnership, pooled investment vehicle or other entity established under agreements containing substantially similar financial terms and investment strategies to this Agreement to accommodate the legal, tax, regulatory or other considerations of particular investors or individual accounts managed on behalf of such investors. For the avoidance of doubt, Investment Holding Vehicles shall not be considered Parallel Vehicles.

Partner	the General Partner and/or any of the Limited Partners, as the context requires.

Partnership	the meaning given in paragraph (A) of the Introduction.

Partnership Assets	all or any of the assets of the Partnership including, for the purposes of this Agreement, the amount of any Undrawn Commitment.

Partnership Counsel	the meaning given in clause 15.14 (Partnership Counsel).

Partnership Expenses	all operating and administrative costs, charges and expenses properly attributable to the Partnership’s activities, including all Establishment Expenses and Operating Expenses.

Partnership Interest

the interest of a Partner in the Partnership including its Capital Commitment (if any) and all other rights which it has in the Partnership, including its rights to profit, to capital, to vote and inspect the books of the Partnership together with all benefits and obligations to which the Partner is entitled or subject pursuant to this Agreement or the Partnership Act but not the right to account.

Partnership Act	the Cayman Islands Exempted Limited Partnership Act (as amended).

Partnership Proportion	as at any date, the percentage determined by dividing the Total Commitments of the Partnership by the aggregate commitments of the Partnership and any Parallel Vehicles at such date.

Permitted Recipient

in relation to a Partner, the investment managers or advisers, auditors, legal advisers, trustees, custodian of record, administrators, bankers, financial managers, other professional advisers and the limited partners, employees or officers of such Partner

Permitted Transferee	in relation to any Partner or former Partner:

	(a)	a wholly owned subsidiary undertaking or the parent undertaking of such Partner or a wholly owned subsidiary of such Partner’s parent undertaking;

	(b)	a replacement trustee or replacement trustees of such Partner which holds its interest on trust for one or more beneficial owners provided that there is no change in beneficial ownership; and

	(c)	any custodian or bare nominee of such Partner provided there is no change in beneficial ownership of the Partner’s Partnership Interest.

Proceeds

the gross proceeds paid to the Partnership from the realization of an Investment (in whole or in part) together with any other cash proceeds directly attributable to that Investment, including, without limitation, dividends, interest and other items of an income or capital nature, less any expenses, Tax or other deductions incurred by the Partnership in relation to that Investment (other than payments made by the Partners pursuant to this Agreement, including their Capital Commitments).

Quarter Date	each of 31 March, 30 June, 30 September and 31 December.

Record of Contributions	the meaning given in clause 2.3.3 (Registered Office, Cayman Register and Record of Contributions).

Regulations

the regulations promulgated by the U.S. Treasury Department pursuant to the Code, as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

Return Amount	the meaning given in clause 13.6.1 (Return of Distributions).

Securities Act	U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Sharing Percentage

with respect to any Partner and the Investment, a fraction, expressed as a percentage:

(a)the numerator of which is the Capital Contributions of such Partner used to fund the cost of such Investment; and

(b)the denominator of which is the aggregate amount of the Capital Contributions of all of the Partners used to fund the cost of such Investment.

Side Letter	the meaning given in clause 15.15 (Side Letters).

Similar Law

any federal, state, local, non–U.S. or other law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Limited Partner by virtue of its Partnership Interest and thereby subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

Special Consent

subject to compliance with clause 10.4 (Consent Matters), the express written consent (including by electronic mail) by one or more of the Limited Partners who, at the time of providing such consent, have Capital Commitments (excluding the Capital Commitments of any Defaulting Partner(s), the General Partner and the First Limited Partner, and any Non-Voting Commitments) that in aggregate are equal to or exceed 75% of Total Commitments (excluding the Commitments of any Defaulting Partner(s), the General Partner and the First Limited Partner, and any Non-Voting Commitments).

Sub-Manager

Capital Square Partners Management Pte Ltd, a Singapore private limited company and any successor or assignee thereof appointed as sub-manager of the Partnership in accordance with the terms of this Agreement, which shall enter into a sub-management agreement with the Manager (such agreement, the “Sub-Management Agreement”).

Substitute Limited Partner

a person admitted pursuant to clause 9 (Transfers of Partnership Interests) as a Limited Partner, as the successor to all, or part of, the rights and liabilities of a Limited Partner in respect of such Limited Partner’s Partnership Interest including those under this Agreement, such Limited Partner’s Subscription Agreement and (as applicable) any Side Letter.

Target Company

collectively, (i) CSS Corp Technologies (Mauritius) Limited and Partners Group Sapphire (Mauritius) Limited, or (ii) where applicable, any person (other than an Investment Holding Vehicle) through which the Partnership’s (or any Investment Holding Vehicle’s) investment in the securities or assets of CSS Corp Technologies (Mauritius) Limited and Partners Group Sapphire (Mauritius) Limited are held.

Tax or Taxation

all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local government or municipal impositions, duties, contributions and levies (including without limitation, social security contributions, national insurance contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interests relating thereto.

Tax Deduction	any Tax:

	(a)	withheld by

		(i)	Target Company or any other person from dividends or interest or other amounts payable to the Partnership with respect to an Investment; and/or

		(ii)	the Partnership from dividends, interest or other proceeds payable to any Partner; or

	(b)	imposed on the Partnership other than by way of withholding, in each case pursuant to applicable law.

Tax Matters Partner	the meaning given in clause 6.6 (US Tax Matters Partner).

Temporary Investments

investments in cash and cash equivalent (including short term investments in money market funds, bank accounts and other money market instruments), provided that any marketable securities held as a Temporary Investment shall be rated no lower than “A-1” by Standard & Poor’s (or any equivalent rating agency) and that any certificates of deposit held as a Temporary Investment shall be guaranteed by the relevant national government; and provided further that where any Temporary Investment is subsequently invested into an Investment, it shall not be regarded as a Temporary Investment but shall be treated for all purposes of this Agreement as though it was an Investment as at the date of its drawdown.

Termination Date	the tenth (10th) anniversary of the Closing Date.

Total Commitments	the aggregate amount, at any time, of the Capital Commitments of all Partners at such time.

Transaction Fees	any and all of the following fees earned and retained by the General Partner, the Manager, the Sub-Manager and/or any of their respective Affiliates, in each case net of any related expenses and Taxes related thereto:

	(a)	all commitment fees, breakup fees and similar fees arising from a transaction not consummated by the Partnership;

	(b)	all agency fees, directors’ fees and benefits, monitoring fees and management fees received directly referable to the holding of an Investment by the Partnership;

	(c)	all arrangement fees, syndication fees and any other similar transaction fees directly referable to the making of an Investment by the Partnership;

	(d)	any acquisition, disposition, origination, or other investment banking fees from any Target Company; and

	(e)	any underwriting fees received in respect of the commitment of the assets of the Partnership,

provided that, for the avoidance of doubt, any fees paid by the General Partner or the First Limited Partner to the Manager or its Affiliates shall not be deemed to be Transaction Fees.

Transfer	to sell, assign, transfer, exchange, pledge, encumber or otherwise dispose of (including by way of the granting of any participation or by way of a synthetic transaction).

UBTI	the meaning given in clause 11.1.2 (U.S. Trade or Business Income and UBTI).

Undrawn Commitment

in relation to a Partner, the amount of its Capital Commitment which at the relevant time remains available for drawdown pursuant to clause 3.1 (Capital Contributions) (taking into account, without limitation, any drawdowns pursuant to clause 3.1.1 (Capital Contributions), any return of unused drawdowns pursuant to clause 3.4 (Return on Non-Completion of an Investment), and any increase to Undrawn Commitment pursuant to clause 3.1.4 (Capital Contributions) and has not been cancelled pursuant to clause 3.1.5 (Capital Contributions).

US$ or Dollars	United States dollars.

Valuation Guidelines	International Private Equity and Venture Capital Guidelines (as may be amended).

Value

except where otherwise expressly stated shall mean, in relation to any Investment, such value as shall be determined in good faith by the General Partner in its reasonable discretion in accordance with the Valuation Guidelines (and subject always to any other adjustment which the General Partner deems appropriate on an exceptional basis and explains by way of a note to any valuation of such Investment), determination of such Value shall be binding on all parties.

1.2	General

In this Agreement, unless the context otherwise requires:

1.2.1	references to the parties, the Introduction, clauses and the Schedules are respectively to the parties, the Introduction, the clauses and the Schedules of and to this Agreement;

1.2.2

references to a law or regulatory or statutory provision include that law or regulation or statutory provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement, and (insofar as liability thereunder may exist or can arise) shall also include any statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced except to the extent that any statutory provision law or regulation made or enacted after the date of this Agreement would create or increase the liability of any of the parties under this Agreement (to the fullest extent any such statutory provision, law or regulation is capable by its terms of being disapplied by the parties);

1.2.3	unless the contrary intention appears:

(a)	words importing the masculine gender include the feminine;

(b)	words importing the feminine gender include the masculine;

(c)	words in the singular include the plural and words in the plural include the singular; and

(d)	references to a “person” include references to bodies of persons corporate or unincorporated;

1.2.4

references to Investments made by the Partnership and/or Target Company of the Partnership respectively include Investments made by the Partnership, and/or Target Company held by the Partnership, directly or indirectly through an Investment Holding Vehicle; and

1.2.5	sections 8 and 19(3) of the Electronic Transactions Act (as amended) of the Cayman Islands shall not apply.

2.           CONSTITUTION OF THE PARTNERSHIP

2.1	Purpose

2.1.1

The parties hereto continue an exempted limited partnership formed on 19 January 2021 and registered with the Registrar of Exempted Limited Partnerships on 19 January 2021, pursuant to the Partnership Act. The purpose of the Partnership is to carry on the business of investing in accordance with the provisions of this Agreement and, in particular, of making, monitoring the progress of and realizing an Investment into the Target Company including in connection with any Follow-on Investment.

2.1.2

The Partnership (acting through the General Partner) may execute, sign, seal, deliver and perform all deeds, contracts and other obligations and engage in all activities and transactions as may in the sole opinion of the General Partner, be necessary or advisable in order to carry out the purposes and objectives referred to in clause 2.1.1.

2.2	Name

2.2.1

The business of the Partnership shall be carried on under the name and style or firm name of “CSS Corp LP” or such other name as the General Partner shall from time to time determine; provided that the words “Limited Partnership” or the abbreviations “LP” or “L.P.” shall be included in the name as required by the Partnership Act and provided that the General Partner shall not be entitled to use any name in respect of the Partnership which includes the name of any Limited Partner without the prior written consent of such Limited Partner. The General Partner shall promptly notify the Partners in writing of any change to the Partnership’s name and shall comply with the Partnership Act in connection with such change.

2.2.2

Upon the winding up and dissolution of the Partnership, all of the Partnership’s right, title and interest in and to the use of the Partnership’s name shall become the property of the General Partner, the Manager and/or the Sub-Manager, and the Limited Partners shall have no right and no interest in and to the use of such name.

2.3	Registered Office, Cayman Register and Record of Contributions

2.3.1

The registered office of the Partnership shall be at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands or such other place in the Cayman Islands as the General Partner may in its absolute discretion from time to time determine. The General Partner shall promptly notify the Partners and the Registrar of Exempted Limited Partnerships in writing of any change to the Partnership’s registered office in accordance with the Partnership Act.

2.3.2

The General Partner shall cause to be maintained in the registered office of the Partnership or at such other place as the Partnership Act may permit a register of the Partners and the Partnership Interests which shall include such information as may be required by the Partnership Act (the “Cayman Register”). The Cayman Register shall not be part of this Agreement. The General Partner shall, from time to time, update the Cayman Register as required by the Partnership Act to accurately reflect the information therein. Upon the prior consent of the General Partner (not to be unreasonably withheld), the Limited Partners shall have the right to inspect the Cayman Register. Any reference in this Agreement to the Cayman Register shall be deemed a reference to the Cayman Register as in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorised hereunder in respect of the Cayman Register without any need to obtain the consent of any other Partner. No action of any Limited Partner shall be required to amend or update the Cayman Register.

2.3.3

The General Partner shall cause to be maintained a record of the amount and date of each Capital Contribution of each Limited Partner and the amount and date of any distribution representing a return of the whole or any part of the Capital Contribution of each Limited Partner, which record shall be updated within twenty-one days of the date of any change in the particulars therein (the “Record of Contributions”). Upon the prior consent of the General Partner (not to be unreasonably withheld), the Limited Partners shall have the right to inspect the Record of Contributions. The Record of Contributions shall not form part of this Agreement.

2.4	Commencement

2.4.1

The Partnership was formed and registered by the General Partner and the Initial Limited Partner on the date specified in paragraph (B) of the Introduction and the parties hereto continue such Partnership. Any person admitted as an Additional Limited Partner or Substitute Limited Partner pursuant to clause 9 (Transfers of Partnership Interests) shall be a Limited Partner in the Partnership as from the date of its admission. Notwithstanding the date of execution of this Agreement, each of the parties agrees that their respective rights, duties and obligations pursuant to this Agreement shall have effect from 23 February 2021, as between the parties and the parties agree to account to each other accordingly.

2.4.2

Each Limited Partner admitted or increasing its Capital Commitment following the first Closing Date will participate in Investments made prior to such Limited Partner’s admission and will be required to fund its proportionate share of any Investment made by the Partnership on or prior to the relevant date of admission, together with any Partnership Expenses paid prior thereto. Such amount will be paid to the Partnership and then refunded by the Partnership to the pre-existing Partners in proportion to their interests in the applicable Investments (or, with respect to Partnership Expenses, their Capital Commitments), and the Capital Contributions of existing Partners returned to those Partners will be treated as not having been called and contributed to the Partnership, and the distributions to existing Partners returned to those Partners will be treated as not having been distributed by the Partnership. The amounts funded by these Additional Limited Partners admitted or increasing their Capital Commitments at subsequent closings will reduce such Additional Limited Partners’ unused Capital Commitments.

2.5	Term

The Partnership shall continue until the Termination Date unless wound up and dissolved sooner in accordance with the provisions of clause 12 (Winding Up, Liquidation and Dissolution).

2.6	Registration in Other Jurisdictions

The General Partner may, where it deems it necessary or advisable for the Partners or the Partnership, cause the Partnership to be qualified or registered under its own or, if appropriate, a different name under foreign limited partnership statutes or similar laws or Taxation (or similar) laws or regulations in any jurisdiction in which the Partnership owns or intends to own property or transacts or intends to transact business in accordance with the terms of this Agreement or to market the Partnership in any such jurisdiction, if such qualification or registration is necessary or advisable:

(a)	to protect the limited liability of the Limited Partners;

(b)	to permit the Partnership lawfully to own property or transact business in such jurisdiction;

(c)	to minimise any Taxation for the Partnership; or

(d)	otherwise to comply with any Taxation (or similar) laws or regulations,

provided that each of the Partners irrevocably appoints and authorises the General Partner in accordance with clause 7.2.5 (Authority and Powers of the General Partner) as its true and lawful attorney-in-fact to do such acts, and to execute all such documents, as may be required in this regard and undertake to ratify and confirm any such actions. If requested by the General Partner, each of the Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for: (i) the formation and operation of the Partnership as an exempted limited partnership under the laws of the Cayman Islands; (ii) if the General Partner deems it advisable, the operation of the Partnership as an exempted limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate; and (iii) all other filings required to be made by the Partnership.

2.7	Accountability for Private Profits

Nothing contained in this Agreement shall prohibit any Limited Partner, the General Partner or any Affiliate thereof acting in its own capacity from, directly or indirectly, engaging in the same or similar business activities as the Partnership, including those deemed to be competing with the Partnership, and such Limited Partner or any Affiliate thereof shall not be liable to account to the Partnership or any of the Partners in relation thereto.

2.8	Liability of Partners

2.8.1

Except as provided in this Agreement and in the Partnership Act, no Limited Partner shall have any personal obligation for the debts or liabilities of the Partnership. In the event that the Partnership is unable to pay its debts, liabilities or obligations, the liability of a Limited Partner for the debts or liabilities of the Partnership shall be limited to the amount of its Capital Commitment. No Limited Partner shall owe any fiduciary duties in connection with its status as a Limited Partner to the Partnership or to any other Limited Partners.

2.8.2

The General Partner will, in accordance with the Partnership Act, be liable for such of the Partnership’s debts, liabilities and obligations in the event that the Partnership Assets are insufficient to meet such debts, liabilities or obligations.

2.9	Alternative Investment Structures

2.9.1

Notwithstanding any other provision of this Agreement to the contrary, if at any time the General Partner determines that for legal, Tax, regulatory or other considerations certain or all of the Partners should participate in the Investment through one or more alternative investment structures, the General Partner may effect the making of all or any portion of such investment outside of the Partnership:

(a)

in the case of a proposed investment of the Partnership, by requiring certain or all of the Partners, subject in all cases to be admitted as limited partners or other investors and to make capital contributions with respect to such potential Investment directly to an alternative investment vehicle (“Alternative Investment Vehicle”);

(b)	by transferring such Investment to an Investment Holding Vehicle;

(c)	by creating an Alternative Investment Vehicle and distributing interests therein to certain or all of the Partners as limited partners or other investors therein.

2.10	Structuring of Investment

2.10.1	Each Limited Partner hereby acknowledges and agrees that:

(a)

the General Partner shall be entitled to make all determinations with respect to the structuring of Investments pursuant to this Agreement in its sole discretion but acting always in accordance with the terms of this Agreement, and, except as expressly required herein, the General Partner shall in no event be obligated to structure any Investment in order to address or give effect to the individual objectives or considerations of any single Limited Partner or group of Limited Partners;

(b)

in connection with any Borrowing Facility, each Limited Partner shall provide to the Partnership (or any of its subsidiaries or any Target Company, as applicable), and, as applicable, directly to any lender, such information and assurances as may be reasonably requested (including, without limitation, information and assurances relating to considerations as may arise under ERISA or Section 4975 of the Code) by the lender; and

(c)

the General Partner shall have no liability to the Partnership, any Partner or any other person arising from any such structuring determination in connection with the structuring of an Investment in any particular manner, except to the extent such determination or structuring decision constitutes a Breach of the Standard of Conduct by the General Partner.

2.10.2

In the event that the General Partner, or an Affiliate thereof forms one or more Alternative Investment Vehicles, the General Partner shall have full authority, without the consent of the Limited Partners or any other person, to amend this Agreement as may be necessary or appropriate to facilitate the formation and operation of such Alternative Investment Vehicle and the investments contemplated by this clause 2.9, and to interpret in good faith any provision of this Agreement, whether or not so amended, to give effect to the intent of the provisions of this clause 2.9. The limited partnership agreement or other organisational or transfer documents of any Alternative Investment Vehicle and any other documents reflecting the admission of any of the Limited Partners to such Alternative Investment Vehicle will be executed on behalf of such Limited Partners investing therein by the General Partner (as the true and lawful attorney-in-fact of such Limited Partners).

2.11	Withdrawal of Initial Limited Partner

The Initial Limited Partner agreed to make a contribution of US$1.00 to the capital of the Partnership. Upon one or more additional Persons becoming Limited Partners, the Initial Limited Partner shall automatically withdraw as a Limited Partner and shall accordingly cease to be a Limited Partner and shall be entitled to receive, and the Partnership shall pay to the Initial Limited Partner, a return of any capital contribution made by the Initial Limited Partner to the Partnership and no more and shall have no further interest or obligation of any kind whatsoever as a Partner of the Partnership.

3.            COMMITMENTS AND DRAWDOWNS

3.1	Capital Contributions

3.1.1	On or before the date specified in its Drawdown Notice, each Limited Partner shall contribute such proportion of its Undrawn Commitment as is specified in its Drawdown Notice.

3.1.2

The amounts to be contributed pursuant to clause 3.1.1 above shall be adjusted with respect to a Drawdown Notice issued in connection with the making of a Follow-on Investment or Partnership Expenses related to the Investment, in order to ensure that Capital Contributions in respect of a Limited Partner’s Undrawn Commitment shall be contributed by the Limited Partners on a pro rata basis based on the Limited Partners’ Sharing Percentages for the Investment to which such Partnership Expenses relate of the aggregate amount required to make such Follow-on Investment or Partnership Expense.

3.1.3

Drawdown Notices shall be issued at least ten (10) Business Days prior to the due date specified in the relevant Drawdown Notice; provided that the due date of Drawdown Notices that are issued in connection with a closing and the First Drawdown Date may be any earlier or later date that has previously been expressly communicated by the General Partner to such Additional Limited Partner. In the case of a Drawdown Notice issued in connection with the making of a Follow-on Investment, such Drawdown Notice shall, subject to any confidentiality requirements, contain summary details of such Follow-on Investment to which it relates. In the case of a Drawdown Notice issued for any other purposes, such Drawdown Notice shall, if applicable, indicate which portion of the relevant sum is required to pay for other Partnership Expenses or reserves, or to satisfy any other obligation of the Partnership.

The Partnership shall not redraw any amount distributed by it pursuant to this Agreement.

3.1.4	Undrawn Commitments (if any) may only be drawn down after the end of the Investment Period for the purposes of:

(a)	paying any Partnership Expenses or other liabilities (including, without limitation, any indebtedness) of the Partnership; or

(b)

making Follow-on Investments, provided that the aggregate amounts drawn down for the purpose of making Follow-on Investments following the expiry of the Investment Period shall not exceed 20% of Total Commitments (or if less, where the General Partner has given notice cancelling Undrawn Commitments pursuant to clause 3.1.5 (Capital Contributions), shall not exceed the amount of the Undrawn Commitments which have not been cancelled by the General Partner pursuant to that notice); or

(c)	completing a Follow-on Investment in progress.

3.1.5

The General Partner may, at any time by giving prior written notice to the Limited Partners, cancel part or all of the obligation of all Partners to make Capital Contributions for the Investment pursuant to such Partners’ Undrawn Commitments if: (a) the General Partner is of the view that no Follow-on Investments are required to be made; or (b) in the good faith judgment of the General Partner, such cancellation is necessary or advisable due to a change in law, regulation, Taxation or business conditions which significantly impacts the Partnership.

3.2	Currency and No Interest

3.2.1

All contributions by and distributions to the Partners, all calculations pursuant to the terms of this Agreement and all accounts of the Partners or the Partnership shall be made, prepared and maintained (as the case may be) in Dollars.

3.2.2	No interest shall be paid or payable out of the Partnership Assets on any Capital Contributions made to the Partnership.

3.3	Follow-on Investment and Temporary Investments

3.3.1

The General Partner shall, where practicable and as per its sole discretion, invest Capital Contributions drawn down prior to the completion of any Follow-on Investment or in any Temporary Investment. Any Proceeds received from Temporary Investments will be allocated or distributed in accordance with clauses 4 (Allocation of Profits and Losses) and 5 (Distributions of Proceeds).

3.4	Return on Non-Completion of the Investment or Follow-on Investment

If the Investment or any Follow-on Investment does not proceed to completion, or whole or part of the Capital Contributions remain unused after the completion the Investment or any Follow-on Investment and the General Partner reasonably determines that such unused Capital Contributions are not de minimis or are not required to be used towards establishing a reserve for Partnership Expenses, contribution towards Follow–on Investment (subject to the disclosure of information relating to such other Follow–on Investment pursuant to clause 3.1.3), or required to satisfy any other obligations of the Partnership, the General Partner shall promptly, and in any event within 60 days of the date that the Capital Contributions were drawn down, return such unused Capital Contributions to the Partners and such returned amounts shall be treated for purposes of this Agreement as never having been contributed to the Partnership, and shall increase each relevant Partner’s Undrawn Commitment.

3.5	Defaulting Partners

3.5.1

Notwithstanding any provision of this Agreement to the contrary, if any Limited Partner fails to contribute to the Partnership the amount which is the subject of a Drawdown Notice on or before the date of expiry of such Drawdown Notice then the General Partner may, at any time thereafter while such default is outstanding, give notice (a “Default Notice”) to such Limited Partner requiring it to remedy such default within ten (10) Business Days by payment of the amount due, and also to pay interest to the Partnership on any amount outstanding for the period from the date such balance was due up to the date of payment thereof (or, if earlier, the date of forfeiture of such Limited Partner’s Partnership Interest as provided below) at a rate equal to the lesser of: (a) 12% per annum (compounded daily); or (b) the highest rate permitted by law. Any such interest amount owed to the Partnership shall be allocated to the other non-defaulting Partners in proportion to their respective Capital Contributions in connection with such applicable Drawdown Notice. If the Limited Partner has not remedied such default (including any such interest thereto) upon the expiry of ten (10) Business Days from the date of the Default Notice, the General Partner may designate such Limited Partner as a “Defaulting Partner”, provided that the General Partner may remove such designation at any time thereafter in its sole discretion. If, at any time, a Limited Partner notifies the General Partner that it is or will be unable to contribute to the Partnership the amount that is the subject of a Drawdown Notice on or before the date of expiry of such Drawdown Notice, the General Partner may designate such Limited Partner as a Defaulting Partner, provided that the General Partner may remove such designation at any time thereafter in its sole discretion. In the event of a failure by a Feeder Fund to contribute a portion of the amount that is the subject of a Drawdown Notice, the provisions of this clause 3.5.1 shall apply to the proportionate share of such Feeder Fund’s Partnership Interest. The General Partner shall have the full authority to interpret in good faith the remaining provisions of this clause 3.5 to give effect to the intent of the preceding sentence.

3.5.2

The General Partner shall have the right (but not the obligation), without prejudice to any other rights it or the Partnership may have, upon the designation of any Defaulting Partner, to do one or more of the following in respect of such Defaulting Partner:

(a)

cause any or all of the Capital Contributions, any income and capital standing to the credit of the income and capital accounts, and any or all Drawn Commitment of such Defaulting Partner to be forfeited;

(b)	issue a Drawdown Notice to the Defaulting Partner for its entire Undrawn Commitment;

(c)

offer the whole or part of the Defaulting Partner’s Partnership Interest to such person(s) as the General Partner may, in its sole discretion, determine for such price as may be determined by the General Partner in its sole discretion (who in setting such price shall act with regard to the interests of the Partnership and the non-Defaulting Partners); or

(d)	take any lawful action as the General Partner may think necessary to enforce the obligations of the Defaulting Partner to make payment of any sums required pursuant to its Capital Commitment,

3.5.3

For so long as any Limited Partner is or remains a Defaulting Partner, such Limited Partner shall not be entitled to vote on, nor shall their written consent be required for, any matters requiring the consent of Limited Partners under this Agreement, nor shall a Defaulting Partner be entitled to attend or vote at any meetings of the Partnership. The Capital Commitments of a Defaulting Partner shall be disregarded when determining whether matters requiring Ordinary Consent or Special Consent have been validly approved.

3.5.4

Each Limited Partner acknowledges by its execution hereof that it has been admitted to the Partnership in reliance upon its obligations under this Agreement, that the General Partner, the Partnership and the other Partners may have no adequate remedy at law for a breach hereof and that damages resulting from a breach hereof may be impossible to ascertain at the time hereof or at the time of such breach and that the remedies conferred in this clause 3.5 are reasonable and appropriate remedies to be applied by the General Partner with respect to any Defaulting Partner.

3.6	Termination of Investment Period

The General Partner may at any time terminate the Investment Period if: in the General Partner’s reasonable opinion acting in good faith it believes: (i) that it is impracticable, including but not limited to, due to changes in applicable law or regulations or in business conditions, for the General Partner to continue the business of seeking out and making the Investments on behalf of the Partnership; or (ii) the investment objective of the Partnership has been largely achieved at the date of such termination. In the event the General Partner exercises its rights under this clause 3.6 it shall as soon as reasonably possible serve notice on all Partners informing them of the proposed termination of the Investment Period together with an explanation of its grounds for declaring such termination.

3.7	General Partner Advance of Partnership Liabilities

If the liabilities of the Partnership cannot be satisfied out of the Partnership’s cash funds (including the amount of any borrowings made pursuant to any Borrowing Facility), and the General Partner is required by law or otherwise obliged to make any payment in respect of such liabilities, the amount of any such payment made by the General Partner shall subsequently be repayable to the General Partner by the Partnership, together with interest thereon at 8% per annum if and when cash funds become available to the Partnership.

4.	ALLOCATION OF PROFITS AND LOSSES

4.1	Allocations between Partners

Any items of income, gain, loss or deduction, of the Partnership shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Partner if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and the net assets of the Partnership were distributed to the Partners and any assets were contributed to the Partnership by the Partners in accordance with the terms of this Agreement immediately after making the allocation, minus (ii) such Partner’s share of partnership minimum gain (as set forth in Regulation Section 1.704-2(b)(2)) and partnership nonrecourse debt minimum gain(as set forth in Regulation Section 1.704-2(b)(2)),computed immediately prior to the hypothetical sale of assets. The General Partner shall make such other assumptions and adjustments as it deems necessary or appropriate in its good faith and reasonable judgment in order to effectuate the intended beneficial entitlements of the Partners.

4.2	U.S. Tax Allocations

Notwithstanding any provision of this Agreement, each item of income, gain, loss, deduction or credit as determined for U.S. federal income tax purposes shall be allocated in the same manner as the related items are allocated under clause 4.1 (Allocations between Partners) hereof, provided that the General Partner may adjust such allocations as may be necessary or desirable to ensure that such allocations are in accordance with the interests of the Partners in the Partnership, or otherwise comply with the applicable provisions of the Code and Regulations (including, for the avoidance of doubt, Section 704(c) of the Code and the Regulations promulgated thereunder). All matters concerning allocations for U.S. federal, state and local income tax purposes (including accounting procedures) not expressly provided for by the terms of this Agreement shall be determined in good faith by the General Partner in a manner intended to satisfy the requirements of the Code, Regulations and applicable provisions of the U.S. federal, state or local tax laws.

4.3	Allocations Upon Transfer or Admittance

In the event that a Partner acquires a Partnership Interest, an equal portion of income, gain, loss or deduction from operation of the Partnership for the Fiscal Year in which such acquisition occurs shall be allocated to each day of such Fiscal Year, and the income, gain, loss or deduction so allocated to the portion of the Fiscal Year prior to the date of the acquisition of the Partnership Interest by the Partner shall be reallocated among the Partners without giving effect to such acquisition, and the income, gain, loss or deduction so allocated to the portion of the Fiscal Year from and after the date of the acquisition of such Partnership Interest shall be allocated among the Partners by giving effect to such acquisition.

5.	DISTRIBUTIONS OF PROCEEDS

5.1	Application of Proceeds

5.1.1

After payment of, or reservation of amounts for the payment of, the expenses and liabilities of the Partnership and subject to clauses 3.5 (Defaulting Partners), 3.6 (General Partner Advance of Partnership Liabilities), 5.1 (Application of Proceeds), 5.2 (Timing of Distributions), and 13.6 (Return of Distributions), and subject to compliance with the Partnership’s obligations under the Borrowing Facility, all Proceeds received by the Partnership in respect of the Investment will be provisionally apportioned amongst the Partners in accordance with their Sharing Percentage (with respect to such Investment).

5.1.2

Each distribution of proceeds from a Temporary Investment shall be divided among all Partners (including the General Partner) pro rata in proportion to their respective interests in the Partnership Assets or funds that produced such proceeds from the Temporary Investment, as reasonably determined by the General Partner.

5.2	[Intentionally omitted.]

5.3	Limitations on Distributions

The Partnership shall not be required to make any distribution pursuant to this clause 5:

(a)	unless there is sufficient cash available therefor;

(b)	where such distribution would render the Partnership insolvent;

(c)

which, in the reasonable opinion of the General Partner, would or may leave the Partnership with insufficient funds or insufficient Undrawn Commitments to meet any future contemplated obligations, liabilities or contingencies (including, without limitation, Partnership Expenses and any obligation or liabilities under any Borrowing Facility); and

(d)	to the extent that the General Partner reasonably expects to issue a Drawdown Notice in respect of Capital Contributions.

5.4	Distributions in Specie

5.4.1

Distributions prior to the winding up and dissolution of the Partnership may only take the form of distributions in cash or distributions in specie, in the General Partner’s discretion. Any distributions consisting of both cash and in specie portions shall be made, to the extent practicable, in pro rata portions of cash and such securities as to each Partner receiving such distributions.

5.4.2

If a distribution in specie is made under this clause 5.4 (Distributions in Specie), the General Partner shall use its commercially reasonable endeavours to procure that a certificate representing the securities to which each Partner is entitled pursuant to such distribution (where such securities are certificated) is sent to such Partner and/or that appropriate steps are taken to record the transfer of title to such securities as appropriate.

5.4.3

All securities distributed in specie pursuant to this clause 5.4 (Distributions in Specie) shall for all purposes of this Agreement be valued at the volume-weighted average of the Mid-Market Price at the close of business on the date of distribution of such securities and on each of the five (5) dealing days immediately preceding and the five (5) dealing days immediately after the date of distribution of such securities or, in the case of securities about to achieve Listing, the volume-weighted average of the Listing Price of such securities and the Mid-Market Price on each of the five (5) dealing days starting on and immediately following the date of such security achieving a Listing or, in the case of securities with no Listing Price or Mid-Market Price, the Value attributed to such securities by the General Partner pursuant to the procedural requirements for determining Value under this Agreement. For the avoidance of doubt, any transfer Taxes payable on the transfer of such securities shall be for the account of and be payable by the relevant Limited Partners.

5.4.4

Any Limited Partner not wishing to receive securities by way of a distribution in specie pursuant to this clause 5.4 (Distributions in Specie) may, upon receipt of any notice of such distribution, require the General Partner (or such Limited Partner’s nominee) to retain that Limited Partner’s proportion of the securities to be distributed in specie pursuant to this clause 5.4; provided that the General Partner, on behalf of such Limited Partner upon receipt of any such distribution, shall use its commercially reasonable endeavors to dispose of such securities and distribute the net proceeds of such disposal to such Limited Partner on such terms as may be agreed between the General Partner and such Limited Partner. Any such securities held by the General Partner (or its nominee) shall cease to be a Partnership Asset and shall be deemed to have been distributed in specie to the relevant Partner in accordance with this clause 5.4. The relevant Limited Partner shall be responsible for all costs or expenses associated with the General Partner (or its nominee) holding and/or disposing of such securities. None of the General Partner, the Manager, the Sub-Manager, any Affiliate of the General Partner, the Manager or the Sub-Manager, or any of their respective employees, directors, officers or other management members, shall have any liability whatsoever, to the fullest extent permitted by applicable law, to any Limited Partner requesting the sale on their behalf of securities otherwise distributable to such Limited Partner in specie in connection with such sale or attempted sale.

5.4.5	The provisions of this clause 5.4 apply to distributions in specie during the term of the Partnership and shall be without prejudice to the provisions of clause 12.3 (Liquidation).

5.5	Tax Deductions

If the Partnership suffers a Tax Deduction on the amount of a payment or distribution of cash or other property, or an allocation of income, to the Partnership or if the Partnership makes a Tax Deduction on any amounts allocated or distributed to one or more Partners, all payments by the Partnership in satisfaction of such Tax Deduction and all reductions in the amount of a payment or distribution that the Partnership would otherwise have received shall be treated as having been distributed to those Partners to which the related Tax Deduction is attributable. If the amount of Tax Deductions with respect to a Limited Partner exceeds the amount that would otherwise be distributable to such Limited Partner pursuant to clause 5.1 (Application of Proceeds) or clause 12.3 (Liquidation), such Limited Partner shall indemnify the Partnership for the amount by which such Tax Deductions exceed the amount that would otherwise be distributable to such Limited Partner. However, for purposes of this clause 5.4, any Tax imposed on the Partnership or Investment Holding Vehicle without regard to the status of any Partner shall be treated as a Partnership Expense and shall not be treated as having been distributed to the Partners.

5.6	AEOI

Each Limited Partner agrees to provide any information or certifications (including without limitation information about such Limited Partner’s direct and indirect owners) that may reasonably be requested by the Partnership to allow the Partnership, the Target Company or any member of any “expanded affiliated group” (as defined in Section 1471(e)(2) of the Code) to which the Partnership or the Target Company belongs to (a) enter into, maintain or otherwise comply with the agreement contemplated by Section 1471(b) of the Code; (b) comply with their obligations under, and avoid becoming subject to withholding, or to obtain any available exemption, reduction or refund of any tax withheld, pursuant to AEOI, any equivalent legislation in any jurisdiction or any agreement entered into pursuant to any such legislation; (c) satisfy any information reporting requirements imposed by AEOI; and/or (d) satisfy any requirements necessary to avoid withholding taxes under FATCA with respect to any payments to be received or made by the Partnership. Each Limited Partner further agrees that, in the event that such Limited Partner fails to comply with any of the above requirements in a timely manner, such Limited Partner hereby (i) irrevocably authorizes the General Partner as its true and lawful attorney-in-fact in accordance with clause 7.2.5 to (A) transfer such Limited Partner’s Partnership Interest to a third party (including, without limitation, an existing Limited Partner) or an entity organized under the laws of the U.S. or a state thereof in exchange for the consideration negotiated by the General Partner in good faith for such Partnership Interest; and (B) take any other action the General Partner deems in good faith to be reasonable to mitigate any adverse effect of such failure on the Partnership or any other Limited Partner; (ii) agrees to take any steps the General Partner reasonably deems to be necessary to effectuate the foregoing; and (iii) indemnifies the Partnership, the General Partner, the Manager and the Sub-Manager for all loss, cost, expenses, damage, claims and/ or demands (including, but not limited to, any withholding tax, penalties or interest suffered by any of them) arising as a result of such Limited Partner’s failure to comply with the above requirements in a timely manner.

6.            PARTNERSHIP ACCOUNTS, TAX INFORMATION AND REPORTS

6.1	Annual Accounts

The General Partner shall prepare, or procure the preparation of, annual accounts of the Partnership for each Accounting Period prepared in accordance with GAAP as modified with the agreement of the Auditors from time to time including a balance sheet, profit and loss account and statement of changes in Limited Partners’ capital for such period. The General Partner shall cause such accounts to be audited by the Auditors. A copy of the audited accounts including the report of the Auditors and a statement of accounting policies shall be sent to each Partner as soon as practicable (subject to reasonable delays in the event of the late receipt of any necessary financial information from the Target Company) after each Accounting Date.

6.2	Reports

In addition to clause 6.1 (Annual Accounts), the General Partner shall prepare, or procure the preparation of, unaudited accounts of the Partnership for each three month period prepared in accordance with GAAP as modified consistent with the approach used for the annual audited accounts referred to in clause 6.1 (Annual Accounts) above, including a balance sheet, profit and loss account and statement of changes in Limited Partners’ capital for such period. A copy of the unaudited accounts shall be sent to each Partner as soon as practicable (subject to reasonable delays in the event of the late receipt of any necessary financial information from the Target Company) after each Quarter Date (other than the Quarter Date which coincides with the Accounting Date), and the first of such report shall be issued in respect of the Quarter Date following the first full quarter of the Partnership’s operations.

6.3	Partner’s Capital Accounts

6.3.1

There shall be established on the books and records of the Partnership a capital account (a “Capital Account”) for each Partner. In the event of any transfer of any Partnership Interest in accordance with the terms of this Agreement, the transferee shall, in accordance with the terms of the applicable transfer agreement succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

6.3.2	Each Partner’s Capital Account will be adjusted as follows:

(a)

At the beginning of each Accounting Period, that Partner’s Capital Account will be: (i) increased by the amount of any Capital Contributions (net of any associated liabilities) made by the Partner as of the first day of such Accounting Period, and (ii) otherwise adjusted to give effect to any allocations and other actions contemplated to be taken into account as of the beginning of an Accounting Period (to the extent not otherwise accounted for); and

(b)

On a quarterly basis and at the end of each Accounting Period, that Partner’s Capital Account will be: (i) increased by the amount of any Capital Contributions (net of any associated liabilities) made by the Partner as of such Quarter Date; (ii) increased or decreased by income, gain, loss or deduction allocated to that Partner for such Period pursuant to clause 4.1 (Allocations between Partners) or other provisions of this Agreement; (iii) decreased by the amount of any distributions made to that Partner pursuant to this Agreement; and (iv) otherwise adjusted to give effect to any allocations and other actions contemplated to be taken into account as of the end of an Accounting Period (to the extent not otherwise accounted for).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent therewith.

6.4	Variation of Accounts

The General Partner may, with the approval of the Auditors, vary the accounting structure of the Partnership and may determine or vary the allocation of any item to reflect properly the intention of the Partners as stated in this Agreement provided that no such variation shall affect the distributions payable to Partners pursuant to clause 5 (Distributions of Proceeds).

6.5	Tax Information

The General Partner shall, upon the reasonable request and at the cost of any Limited Partner, promptly furnish to such Limited Partner any information in its possession as is reasonably necessary and reasonably requested by a Limited Partner in order for such Limited Partner to claim any exemptions or reductions in or refund of withholding or other Taxes or to comply with its own tax returns or report obligations in connection with its investment in the Partnership, or, if such Limited Partner is itself a partnership, to assist its partners in complying with the same, but only to the extent such Limited Partner has contractual or legal obligations to so assist its partners.

6.6	US Tax Matters Partner

The General Partner (or such other eligible Partner as designated by the General Partner) is designated to act as the “Tax Matters Partner” (as that term is defined in Section 6231(a)(7) of the Code), prior to its amendment by Section 1101 of the Bipartisan Budget Act of 2015, P.L. 114-74 (November 2, 2015) or the “BBA”) and shall use reasonable efforts to ensure that each “eligible” Partner is a “notice partner,” as such term is defined in Section 6231(a)(8) of the Code, prior to its amendment by the BBA, and the “Partnership Representative,” as that term is defined in Section 6223(a) of the Code, as amended by the BBA, and shall have the sole discretion not make or refrain from making any election or otherwise act on behalf of the Partnership in any audit proceeding involving the Partnership. Each Partner expressly consents to such designation and agrees that, upon the reasonable request of the General Partner, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to effect such consent. Each Partner also agrees not to treat, without prior consent of the General Partner (which shall not unreasonably be withheld), on any U.S. federal income tax return or in any claim for refund, any income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Partnership as reflected in any information furnished to such Partner pursuant to clause 6.5 (Tax Information). The Tax Matters Partner shall have all of the powers and authority of a “tax matters partner” under the Code and shall represent the Partnership (at the Partnership’s expense) in connection with all administrative and/or judicial proceedings by the U.S. Internal Revenue Service or any U.S. taxing authority involving any U.S. tax return of the Partnership, and may expend the Partnership’s funds for professional services and costs associated therewith. The Partnership Representative shall have all of the powers and authority of a “partnership representative” under the Code, as amended by the BBA, and any imputed underpayment imposed on the Partnership pursuant to Section 6232 of the Code, as amended by the BBA (as well as any related interest, penalties or other additions to tax) that the General Partner reasonably determines is attributable to one or more Partners shall be promptly paid by such Partners to the Partnership within fifteen (15) days following the General Partner’s request for payment (and any failure to pay such amount shall result in a subsequent reduction in distributions otherwise payable to such Partner plus interest on such amount calculated at the prime rate plus two percent (2%) or cause such Partner to be designated as a Defaulting Partner under clause 3.5 (Defaulting Partners)). To the extent a portion of the liability for any imputed underpayment imposed on the Partnership pursuant to Section 6232 of the Code, as amended by the BBA (including any related interest, penalties, or other additions to tax), for a prior taxable year relates to a former Partner, the General Partner agrees to use its reasonable best efforts to require such former Partner to indemnify the Partnership for its allocable portion of such imputed underpayment. To the extent permitted under applicable law, each of the Tax Matters Partner and Partnership Representative shall be entitled to indemnification from the Partnership in a manner consistent with clause 14 (Confidentiality) for any act performed by it within the scope of its duties as tax matters partner or partnership representative save in respect of any loss resulting from a Breach of the Standard of Conduct by such Tax Matters Partner and/or Partnership Representative, provided that any indemnification under this clause 6.6 shall be provided out of and to the extent of Partnership assets only and no Limited Partner shall have any personal liability on account thereof.

7.            OPERATION AND MANAGEMENT OF THE PARTNERSHIP

7.1	General Operation of the Partnership

7.1.1	The General Partner shall:

(a)

have exclusive responsibility for the operation of the Partnership and the management conduct and control of its business and affairs and shall make all investment decisions on behalf of the Partnership in accordance with this Agreement;

(b)

have full power and authority, on behalf of the Partnership and with the power to bind the Partnership thereby, to do all other things and acts necessary to carry out the purposes of the Partnership or as is required of it by this Agreement;

(c)

have full power and authority to cause the Partnership to borrow money from banks or other recognized financial institutions (including providers of the Borrowing Facility), secure payment of any such borrowing by hypothecation, pledge, mortgage or charge of Partnership Assets or may guarantee indebtedness of the Target Company solely for the purposes of (i) supporting an obligation made to the Target Company or its affiliate or any vehicle formed to effect the acquisition thereof; (ii) covering Partnership Expenses; or (iii) providing interim financing to the extent necessary to consummate the purchase of an Investment prior to the receipt of Capital Contributions ((i), (ii) and (iii) collectively, “Borrowing Facilities”), provided that all Borrowing Facilities shall be entered into on terms that are consistent with those available on an arm’s length basis;;

(d)

have full power and authority, for and on behalf of the Partnership, to grant guarantees, credit support, funding commitments, or grant security interests in respect of any assets of the Partnership, in respect of or to secure any indebtedness of the Partnership, any Affiliate, any direct or indirect subsidiary or shareholder of the Partnership or any third party or otherwise provide any undertaking or execute other documents with respect to any such indebtedness to the extent necessary or advisable in order to carry out the purposes of the Partnership;

(e)

have the right at its option to assign by way of security to a lender or other credit party of the Partnership the right to issue Drawdown Notices and other related rights, titles, interests, remedies, powers and privileges of the Partnership and/or the General Partner with respect to the Capital Commitments and Capital Contributions of the Partners, and the Partners agree that in connection therewith the Partners may be required to confirm the terms of their Capital Commitments, to provide financial information, to provide opinions of counsel and to execute other documents as may be reasonably required by such credit provider or lender;

(f)	act at all times in good faith and, subject to any express provisions of this Agreement to the contrary, in the interests of the Partnership in accordance with Section 191() of the Partnership Act;

(g)

devote as much of its time and attention thereto as shall be required for the proper management of the business of the Partnership and shall carry on and manage the same with the assistance from time to time of agents, advisers or other employees of the General Partner as it shall deem necessary; and

(h)

do all things and discharge all duties or requirements required of or imposed on a general partner by the Partnership Act (whether or not on behalf of the Partnership) and where it is to do so for the Partnership it is hereby expressly authorised and shall have full power and authority to do so accordingly.

7.1.2

The General Partner may delegate to the Manager and/or the Sub-Manager, all or any of the powers set forth in clause 7.1.1 above, provided that the management and the conduct of the activities of the Partnership shall ultimately remain the responsibility of the General Partner and all decisions relating to the selection and disposition of the Partnership’s Investments shall be made exclusively by the General Partner in accordance with this Agreement.

7.1.3

The Partnership is being formed in such fashion as to be exempt from registration under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”). The General Partner is hereby authorized to take any action that it has determined in good faith to be necessary, appropriate or desirable in order for: (a) the Partnership (i) not to be deemed an “investment company” under the Investment Company Act (to the extent applicable); or (ii) to have no more than the number and type of beneficial owners of Partnership Interests necessary in order to qualify for an exemption from registration under the Investment Company Act; (b) the General Partner, the Manager, the Sub-Manager or any of their respective Affiliates not to be in violation of the Advisers Act (to the extent applicable); (c) the Partnership not to be a “publicly traded partnership” under Section 7704 of the Code and the Regulations promulgated thereunder; (d) the Partnership not to be deemed to be engaged in a United States trade or business for U.S. federal income tax purposes; or (e) the Partnership or the General Partner not to be in violation of the rules and regulations of any material law, regulation or guideline applicable to the Partnership or the General Partner. If changing laws, regulations and interpretations make it necessary or advisable to register the Partnership under the Investment Company Act, the General Partner shall have the power to take such action as it may reasonably deem advisable (provided that, such action is not materially adverse to the interests of any Limited Partner or the Partnership) in light of changing regulatory conditions in order to permit the Partnership to continue in existence and to carry on its activities as provided for herein, including, without limitation, registering the Partnership under the Investment Company Act and taking any and all action necessary to secure such registration, and incurring Partnership Expenses in connection therewith and amending this Agreement as provided in clause 15.1.2 (Amendments).

7.2	Authority and Powers of the General Partner

7.2.1

The General Partner shall be the only general partner of the Partnership. The General Partner shall have full power and authority to sign a Management Agreement or deed with the Manager and with each succeeding Manager in such form as it may approve (the “Management Agreement”) which shall not be inconsistent with the provisions of this Agreement in relation to the management and operation of the Partnership and shall not contain any provision imposing any liability on the Partnership or the Partners except as a result of transactions or activities contemplated in this Agreement.

7.2.2

Without prejudice to clause 7.2.1, the General Partner shall do all things and discharge all duties or requirements of or imposed on a general partner by the Partnership Act (whether or not on behalf of the Partnership), and in particular so as to ensure, so far as it is able, that the liability of the Limited Partners is and remains limited and where the General Partner is to do so on behalf of the Partnership, it is hereby expressly authorised to do so accordingly.

7.2.3

The General Partner hereby undertakes that it shall at all times duly and punctually pay and discharge its separate and private debts and engagements whether present or future incurred or assumed by it as principal and other than in its capacity as general partner of the Partnership and shall keep the Limited Partners and their personal representatives, estates and effects indemnified therefrom and from all liabilities, actions, proceedings, costs, claims and demands in respect thereof.

7.2.4

The General Partner shall take all necessary steps within its power to ensure that the Manager and its Affiliates (as applicable) comply with all obligations in this Agreement expressed to be obligations of the Manager and its Affiliates.

7.2.5

Each Limited Partner hereby irrevocably constitutes and appoints the General Partner, with full power of substitution, the true and lawful attorney-in-fact and agent of such Limited Partner, including for the purposes of clauses 2.6 (Registration in Other Jurisdictions), 2.9 (Alternative Investment Structures), 3.5 (Defaulting Partners) and 5.6 (AEOI), to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, all in accordance with the terms of this Agreement, all instruments, documents and certificates which may from time to time be required by the laws of the United States, the Cayman Islands, any other jurisdiction in which the Partnership conducts or plans to conduct its business, or any political subdivision or agency thereof to effectuate, implement and continue the valid existence and business of the Partnership, including, without limitation, the power and authority to verify, swear to, acknowledge, deliver, record and file:

(a)

all certificates and other instruments, including any amendments to this Agreement, or with respect to the filing of a Section 10 statement of changes in registered particulars of the Partnership pursuant to the provisions of the Partnership Act, which the General Partner deems appropriate to form, qualify or continue the Partnership as an exempted limited partnership (or a partnership in which the limited partners have limited liability) in the Cayman Islands and all other jurisdictions in which the Partnership conducts or plans to conduct its business;

(b)

any amendments to this Agreement and/or any other agreement or instrument which the General Partner deems appropriate to: (i) effect the addition, substitution or removal of any Limited Partner or General Partner pursuant to this Agreement; or (ii) effect any other amendment or modification to this Agreement adopted in accordance with the terms hereof;

(c)

the Borrowing Facility and other documentation and arrangements under or in connection with the Borrowing Facility including, without limitation, hypothecations, pledges, mortgages or charges of Partnership Assets to secure payment under the Borrowing Facility or any variation, supplement, waiver, amendment to or notice to be provided under or in connection with the Borrowing Facility or any documentation entered into under or in connection with the Borrowing Facility;

(d)

all conveyances and other instruments which the General Partner deems appropriate to reflect the winding up and dissolution of the Partnership pursuant to the terms hereof, including the requirements of the Partnership Act;

(e)

certificates of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in the Cayman Islands and all other jurisdictions in which the Partnership conducts or plans to conduct its business;

(f)

all agreements and instruments necessary or advisable to consummate any Investment pursuant to clause 2.9 (Alternative Investment Structures), including the execution of the organisational documents with respect to an Alternative Investment Vehicle (and amendments thereto); and

(g)

all instruments necessary hereunder and under applicable law with respect to: (i) the admission of any Substitute Limited Partner in connection with a transfer of all or any portion of a Partnership Interest by any other Limited Partner; and (ii) the execution of transfer documents on behalf of a Defaulting Partner pursuant to clause 3.5 (Defaulting Partners), and any documents reasonably necessary to consummate any transactions provided for by clause 9.6 (Withdrawal).

Such attorney-in-fact and agent shall not, however, have the right, power or authority to amend or modify this Agreement when acting in such capacities, except to the extent authorised herein. The General Partner shall not permit this power of attorney to be exercised by any of its personnel if such personnel are convicted of a felony. This power of attorney shall terminate upon the bankruptcy, dissolution, disability or incompetence of the General Partner. The power of attorney granted herein is intended to secure an interest in property and, in addition, the obligation of each Limited Partner under this Agreement, and shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy or legal disability of the Limited Partner and shall extend to its successors and assigns; and may be exercisable by such attorney-in-fact and agent for all Limited Partners (or any of them) by listing all (or any) of such Limited Partners required to execute any such instrument and executing such instrument acting as attorney-in-fact. Any person dealing with the Partnership may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorised, regular and binding, without further inquiry. If required, each Limited Partner shall execute and deliver to the General Partner within five (5) calendar days after the receipt of a request therefor, such further designations, powers of attorney or other instruments as the General Partner shall reasonably deem necessary for the purposes hereof.

7.3	Removal of the General Partner

7.3.1

The General Partner may be removed as general partner of the Partnership by the Limited Partners by written notice to such effect to the General Partner within one hundred and twenty (120) calendar days after an event constituting Cause has occurred, such right being exercisable by the Limited Partners serving on the General Partner a written notice to such effect and as approved by a Special Consent.

7.3.2

Upon the removal of the General Partner pursuant to this clause 7.3 (Removal of the General Partner), and without prejudice to any other rights of the outgoing General Partner, the outgoing General Partner shall have the right (a) to require any replacement general partner to assume all of the debts and obligations of the outgoing General Partner under or pursuant to this Agreement, each Limited Partner’s Admission Documents and each Side Letter; (b) to require any replacement general partner to assume all of the rights and obligations of the outgoing General Partner under or pursuant to any agreement or arrangement entered into on behalf of the Partnership in good faith in reliance on the provisions of this Agreement (including, for the avoidance of doubt, any indemnity entered into as described in clause 13.2 (Indemnity)); and (c) to require any replacement general partner of the Partnership to purchase (or arrange for its affiliates or associated entities to purchase), for cash prior to its admission as a partner to the Partnership, the removed General Partner’s interests in the Partnership at a price (the “Appraised Value”) equal to the value of such interests, inclusive of any indemnification, or other right to payments thereto, whether earned or unearned, as determined on the assumption that the Investment was sold for its Value (determined as of the earlier of: (i) the effective date of removal of the removed General Partner or the date the removed General Partner otherwise ceases to be general partner of the Partnership; and (ii) the date any replacement general partner of the Partnership has been admitted to the Partnership) and the resulting proceeds were distributed to the Partners in accordance with this Agreement after credit or debit, as the case may be, for the amount of the Partnership’s other assets and liabilities determined in accordance with GAAP. The replacement general partner shall pay (or arrange to be paid) an amount in cash equal to the Appraised Value applicable to each of the removed General Partner, within thirty (30) calendar days after the determination of such Appraised Value and upon such payment in cash the removed General Partner shall sell (or assign or transfer) to the replacement general partner (and its designee replacement special limited partner) all of the removed General Partner’s right, title and interest in and to the Partnership and the Partnership’s Assets.

7.3.3

Except where the removed General Partner has elected for the replacement general partner to purchase such removed General Partner’s interest pursuant to clause 7.3.2, immediately upon the admission of the replacement general partner in accordance with the Partnership Act:

(a)	the removed General Partner shall cease to be the general partner of the Partnership and shall become a Limited Partner.

(b)	the removed General Partner shall not be entitled to receive any fees, compensation or other distributions if removed pursuant to clause 7.3.1; and

(c)

the removed General Partner shall continue to be Indemnified Persons and to be entitled to indemnification pursuant to clause 13.2 (Indemnity), but only with respect to damages relating to Investments or arising out of or relating to their activities during the period prior to the removal of the removed General Partner.

7.3.4

If the General Partner is removed pursuant to this clause 7.3 (Removal of the General Partner), the General Partner may, prior to the removal becoming effective in accordance with the Partnership Act, procure the payment by the Partnership to the General Partner the compensation payable under this clause 7.3, including where there are insufficient liquid Partnership Assets available to make such payment by drawing down sufficient funds from Limited Partners in order to make such payment. This clause 7.3.4 may also be applied by the General Partner in the event the General Partner is removed pursuant to this clause 7.3 and the Partners decide to wind up the Partnership pursuant to clause 12.1.2.

7.3.5

Prior to the removal of the General Partner and the filing of a notice pursuant to Section 10 of the Partnership Act in accordance with the provisions of this clause 7.3 (Removal of the General Partner), the removed General Partner shall transfer full unencumbered legal title (to the extent possible) and deliver to any replacement general partner, or as it shall direct, all Partnership Assets, and copies of all books of account, records, registers, correspondence and documents relating to the affairs of or belonging to the Partnership in the possession of or under the control of the removed General Partner and take all necessary steps at the expense of the Partnership to vest good title in the Partnership or any replacement General Partner any Partnership Assets previously held in the name of or to the order of the Partnership or the removed General Partner.

7.3.6

Notwithstanding the provisions of clauses 9 (Transfers of Partnership Interests) or 3.1.1, if the General Partner is removed pursuant to the provisions of this clause 7.3 (Removal of the General Partner), with effect from the date of such removal in accordance with the Partnership Act:

(a)	none of the General Partner nor any of its Affiliates shall be required to co-invest in any Follow-on Investments either in or alongside, the Partnership or any Parallel Vehicle; and

(b)

the General Partner may Transfer its Partnership Interest to any purchaser and the replacement general partner and/or Manager and/or Sub-Manager shall give effect to such Transfer and treat such purchasers as Substitute Limited Partners.

This clause 7.3 (Removal of the General Partner) shall not be amended without the written consent of the General Partner.

7.4	Restriction on the Limited Partners

The Limited Partners shall take no part in the operation of the Partnership or the management or conduct of its business and affairs with persons who themselves are not Partners in breach of the Partnership Act, and shall have no right or authority to act for, bind, represent, transact the business of, sign or execute documents on behalf of or otherwise bind the Partnership or take any part in or in any way interfere in the conduct or management of the Partnership or to vote on matters relating to the Partnership other than as provided in the Partnership Act or as set forth in this Agreement, but they shall at all reasonable times, subject to having given reasonable notice, have access to and the right to inspect, during normal business hours, the books and records of the Partnership. The Limited Partners hereby irrevocably waive any right to an account, as permitted by the Partnership Act.

7.5	Exclusivity

7.5.1

The functions and duties which the General Partner, the Manager, the Sub-Manager, any of their respective Affiliates, and any of their respective employees, directors, officers or other management members, undertake on behalf of the Partnership shall not be exclusive, and the General Partner, the Manager, the Sub-Manager, any of their respective Affiliates, and any of their respective employees, directors, officers or other management members, or any of their respective advisers may perform similar functions and duties for other funds that have been previously formed or may be established after the Closing Date (and be compensated therefrom); provided that the General Partner shall continue to properly manage the affairs of the Partnership and the General Partner shall present to the Partnership all investment opportunities in relation to the Target Company.

7.5.2

Apart from transactions the terms of which are expressly contemplated or approved by this Agreement, the Management Agreement or the Sub-Management Agreement, the Manager, the Sub-Manager and its Affiliates shall not engage in any transaction with the Partnership unless the terms of the transaction at the time of entry of such transaction are on an arm’s-length basis and on terms which are no less favourable to the Partnership than would be obtained in a transaction with an unaffiliated party; provided that the terms of any transaction approved by Ordinary Consent shall be deemed to be on an arm’s-length basis.

7.5.3

It is acknowledged and agreed that the General Partner, the Manager, the Sub-Manager, any of their respective Affiliates, and any of their respective employees, directors, officers or other management members shall be entitled to earn and retain Transaction Fees.

8.             EXPENSES AND FEES

8.1	Establishment Expenses

The Partnership shall be responsible for all of the costs and expenses incurred in relation to or in connection with the establishment of the Partnership, the marketing and offering of the Partnership Interests, and the establishment, organisation and creation of the operational structure of the Partnership, including but not limited to travel, legal, accounting, printing, postage, consultants’ fees, reasonable and attributable out-of-pocket expenses of any placement agents, consultants, brokers and intermediaries, and other costs of establishment (“Establishment Expenses”).

8.2	Operating Expenses

The Partnership shall be responsible for the Partnership’s operating and administrative costs, charges and expenses properly attributable to the Partnership’s activities (“Operating Expenses”) and any out-of-pocket, overhead expenses of the General Partner and the Manager, including any direct remuneration and expenses paid to their respective officers, directors and/or employees, rent expenses, equipment and administrative expenses and utilities expenses.

8.3	Reimbursement of Costs

To the extent that the General Partner, the Manager or any of their respective Affiliates pays the Partnership Proportion of any partnership expenses that are the responsibility of the Partnership pursuant to the terms of this Agreement, the Partnership shall reimburse the General Partner, the Manager or such Affiliates, as the case may be, for their respective shares of any such expenses.

8.4	Other Expenses

Each Limited Partner shall be solely responsible for all of its own legal and tax counsel expenses and any out-of-pocket expenses incurred in connection with its admission to the Partnership or the maintenance, Transfer or withdrawal of, its Capital Commitments thereto.

9.            TRANSFERS OF PARTNERSHIP INTERESTS

9.1	Transfer by the General Partner

9.1.1

The General Partner shall not Transfer all or any part of its rights and obligations as the general partner of the Partnership (whether pursuant to this Agreement or any other agreement, contract or arrangement binding upon the General Partner in its capacity as general partner of the Partnership), nor voluntarily withdraw as the general partner of the Partnership without a Special Consent save that it may Transfer all or any part of such rights and obligations to an Affiliate of the Manager, the Sub-Manager or the General Partner (or other members of the CSP Group) whereupon, in the case of an assignment or transfer, such person shall become the general partner in place of the transferor after (a) the requirements of the Partnership Act have been complied with; and (b) all of the rights and obligations of the outgoing General Partner under or pursuant to this Agreement, each Subscription Agreement and each Side Letter, together with all of the rights and obligations of the General Partner under or pursuant to any agreement or arrangement entered into on behalf of the Partnership in good faith in reliance on the provisions of this Agreement (including any indemnity entered into pursuant to clause 13.2 (Indemnity)), have been assigned, transferred or novated to such person. Each of the General Partner and any successor general partner of the Partnership shall file, or cause to be filed, any amended notice with the Registrar of Exempted Limited Partnerships of the Cayman Islands required to be filed, any amended notice with the Registrar of Exempted Limited Partnerships of the Cayman Islands required to be filed pursuant to the provisions of section 10 of the Partnership Act in order to give effect to the provisions of this clause 9 (Transfers Of Partnership Interests).

9.2	Transfer by Limited Partners

9.2.1

No Transfer of all or any part of any Limited Partner’s Partnership Interest, whether direct or indirect, voluntary or involuntary (including, without limitation, to an Affiliate or by operation of law), shall be valid or effective except with the prior written consent of the General Partner, which consent can be given or withheld in its sole and absolute discretion for any reason whatsoever, provided that such consent shall not be unreasonably withheld in the case of any Transfer to a Permitted Transferee. The General Partner shall be entitled to withhold consent where any of the following apply:

(a)	such Transfer would result in a violation of applicable law, including U.S. federal or state securities laws, or any term or condition of this Agreement;

(b)

as a result of such Transfer, the Partnership or any Parallel Vehicle would be required to register as an investment company under the Investment Company Act or the securities laws of any other applicable jurisdiction;

(c)

such Transfer would cause the Partnership to be disqualified or terminated as a partnership (including for applicable tax purposes) pursuant to any U.S. federal or state securities laws, but only if such termination would result in material adverse tax consequences to the Partners or the investors of any Parallel Vehicle;

(d)

such Transfer would result in the assets of the Partnership, any Parallel Vehicle or any Alternative Investment Vehicle, being characterized as assets of a plan for the purpose of ERISA, Section 4975 of the Code or any applicable Similar Law, or constitute a non-exempt prohibited transaction under ERISA or the Code;

(e)	such Transfer would require such Partnership Interest to be subdivided into portions smaller than US$1 million;

(f)	such Transfer would result in the Partnership ceasing to be an exempted limited partnership under the Partnership Act;

(g)	such Transfer would cause the Partnership to be classified as an association taxable as a corporation for U.S. federal income tax purposes;

(h)

such Transfer would constitute a transaction effected through an “established securities market” within the meaning of the Regulations promulgated under Section 7704 of the Code or otherwise would (in the aggregate with other relevant transfers) cause the Partnership to be a “publicly traded partnership” within the meaning of Section 7704 of the Code;

(i)	the General Partner is not reasonably satisfied about the credit worthiness of, or the representations and warranties provided by, the transferee;

(j)

such Transfer is made in Japan or to or from, or for the benefit of, any resident in Japan and is not a “Qualified Institutional Investor” as defined in Article 2, Paragraph 3, Item (1) of the Financial Instruments and Exchange Law of Japan and Article 10 of the Cabinet Office Ordinance on Definitions provided in Article 2 of the Financial Instruments and Exchange Law;

(k)	the transferee has not acknowledged its assumption of the obligations of the transferring Limited Partner;

(l)	such Transfer would require the General Partner to register the Partnership Interests under the Securities Act, the Exchange Act, or the securities laws of any U.S. state or other jurisdiction; or

(m)

such Transfer would require the General Partner, the Manager, the Sub-Manager or any Affiliate of the General Partner, the Manager or the Sub-Manager to register as an investment advisor or report under the Advisers Act to the extent the General Partner, the Manager, the Sub-Manager or any Affiliate of the General Partner, the Manager or the sub-Manager is not already so required to register or report.

9.2.2

For the purposes of determining whether any proposed Transfer breaches any provision of clause 9.2.1, the General Partner shall be entitled to require, as a condition of registering any Transfer or giving consent to any Transfer, that any proposed Substitute Limited Partner (at the General Partner’s discretion) provide to the General Partner either an opinion of counsel (such counsel and opinion to be in a form reasonably satisfactory to the General Partner) or a certificate of an authorised officer of the proposed Substitute Limited Partner that the proposed Transfer does not breach any of the provisions of clause 9.2.1. The Manager, the Sub-Manager and the General Partner shall be entitled to rely on such opinion or certificate for the purposes of determining whether any proposed Transfer breaches any of the provisions of clause 9.2.1.

9.2.3

Each Limited Partner agrees that it shall notify the General Partner at least ten (10) Business Days prior to the date of any Transfer being made in accordance with clause 9.2.1 and shall provide the General Partner with such information as it may, in its sole discretion, require in order for the General Partner to conduct appropriate anti-money laundering checks and make all necessary statutory filings and, in the case of a Transfer to a Permitted Transferee, for the General Partner to reasonably satisfy itself that the transferee is a Permitted Transferee.

9.2.4

In the event that a transferee ceases to be a Permitted Transferee of the transferor, such transferee shall, unless otherwise agreed to by the General Partner, be obliged to transfer its Partnership Interest to the original transferor of such Partnership Interest and, until such transfer is effected, such transferee shall cease to be entitled to receive any further distributions of Proceeds from the Partnership, or be entitled to exercise any rights attaching to the Partnership Interests including the right to the notice of and to attend and vote at meetings or give written consent to matters requiring Ordinary Consent or Special Consent or Extraordinary Consent, or rights to capital or income on the liquidation or other distributions of Partnership Assets. Any Limited Partner shall at the request of the General Partner (such request to be made as soon as reasonably practicable and in any event within ten (10) Business Days of the General Partner being notified in writing by such Limited Partner of any Transfer) provide the General Partner with such information as the General Partner may reasonably require in order to determine that a Transfer has in fact been made to a Permitted Transferee in accordance with clause 9.2.1 and the Transfer shall not be effective until the General Partner is reasonably satisfied with the information provided.

9.2.5

Notwithstanding any provision to the contrary in this Agreement, if the Transfer of any Partnership Interest requires the consent of a third-party lender pursuant to any Borrowing Facility then such Transfer shall not be validly made without such consent.

9.2.6

The Partnership will not participate in the establishment of a market for interests in the Partnership or in the inclusion of interests in the Partnership in such a market and will not recognise any Transfer made on such market by redemption or Transfer of such interest including a right to receive distributions or an interest in capital or profits of the Partnership.

9.2.7	No attempted Transfer shall be recognised by the Partnership and any such Transfer shall be void unless effected in accordance with and as permitted by this Agreement.

9.3	Position of Substitute Limited Partner

9.3.1

Each Substitute Limited Partner shall be bound by all the provisions of this Agreement and, as a condition of registering any Transfer or giving its consent to any Transfer to be made in accordance with the provisions of this clause 9 (Transfers of Partnership Interests), the General Partner shall require (and the transferring Limited Partner shall take all necessary steps to ensure) that the proposed Substitute Limited Partner acknowledges its assumption (in whole or, if the substitution is in respect of part only, in the proportionate part) of the obligations of the transferring Limited Partner by agreeing to be bound by all the provisions of this Agreement and becoming a Partner and undertaking to indemnify the Partnership, the General Partner, the Manager, the Sub-Manager and their respective Affiliates with respect to any legal costs, taxes and expenses associated with such Transfer.

9.3.2

The Substitute Limited Partner shall not become a Partner and none of the Partnership, the General Partner, the Manager, the Sub-Manager nor their respective Affiliates shall incur any liability for allocations and distributions made in good faith to the transferring Limited Partner until the written instrument of novation has been received by the Partnership and recorded in its books and the effective date of the Transfer has passed. The Cayman Register and the Record of Contributions shall be updated to reflect the Transfer in accordance with the Partnership Act.

9.3.3

Provided that the Substitute Limited Partner has acknowledged its assumption of the obligations of the transferring Limited Partner, the General Partner shall, on behalf of all of the Partners, be authorised to release any Limited Partner who is making a Transfer for any future obligation in respect of the Partnership Interest (in whole or, if the substitution is in respect of part only, in the proportionate part) which is the subject of such Transfer.

9.4	No Dissolution of the Partnership

The Transfer of any Partnership Interest or any part thereof under clauses 9.1 (Transfer by the General Partner) or 9.2 (Transfer by Limited Partners) or, for so long as there is at least one Limited Partner and one General Partner, the withdrawal of any Limited Partner in accordance with this clause 9 (Transfers of Partnership Interests) shall not cause the dissolution of the Partnership under the Partnership Act.

9.5	Assignment of Interests or Shares in Violation of this Agreement

No Transfer of a Partnership Interest in violation of this clause 9 (Transfers of Partnership Interests) shall be valid or effective, and the Partnership shall not recognise the same, for the purposes of making distributions of Proceeds or repayments of Drawn Commitment or otherwise with respect to interests in the Partnership.

9.6	Withdrawal

9.6.1	Except as provided in this clause 9 (Transfers of Partnership Interests) or as otherwise agreed with the General Partner, no Limited Partner shall have the right to withdraw from the Partnership.

9.6.2

A Limited Partner may be required to withdraw, either completely or partially, from the Partnership if in the reasonable judgment of the General Partner, by virtue of that Limited Partner’s Partnership Interest: (a) assets of the Partnership may be characterised as assets of a plan for purposes of ERISA, Section 4975 of the Code or any applicable Similar Law, whether or not such plan is subject to ERISA, Section 4975 of the Code or any Similar Law; (b) the Partnership or any Partner may be subject to any requirement to register as an investment company under the Investment Company Act or to register the Partnership Interests under the Securities Act, the Exchange Act, or the securities laws of any other U.S. state or jurisdiction; (c) the General Partner, the Manager, the Sub-Manager or an Affiliate thereof may be required to register as an investment adviser or report under the Advisers Act to the extent not already required; (d) a significant delay, extraordinary expense or material adverse effect on the Partnership or any of its Affiliates, any Partners, any Target Company, any Investment or any prospective Investment is likely to result; or (e) in the General Partner’s sole discretion, a violation of any law, rule or regulation is likely to result from such Limited Partner’s continued interest in the Partnership; provided that any such Limited Partner shall remain liable to the Partnership to the extent of any breach of a representation or covenant made by such Limited Partner to the Partnership or the General Partner arising out of or relating to such withdrawal.

9.6.3

Withdrawals pursuant to this clause 9.6 will be effected by the Partnership’s purchase of such Limited Partner’s Partnership Interest (or a portion thereof, as applicable) at a price equal to the value of such Partnership Interest or portion thereof, determined on the assumption that the Investments were sold for their Values and the proceeds therefrom were distributed to the Partners in accordance with this Agreement after credit or debit, as the case may be, for the amount of the Partnership’s other assets and liabilities determined in accordance with GAAP. The effective date of any withdrawal pursuant to this clause 9.6.3 shall be the last day of the month in which notice of such withdrawal was given pursuant to this clause 9.6.3.

9.6.4

In the event that the Partnership purchases a Partnership Interest (or, in the case of a partial withdrawal, a portion thereof) pursuant to the provisions of this clause 9 (Transfer of Partnership Interests), such purchase price shall be paid in cash, except that the Partnership may elect to pay for such purchase price in whole or in part through a distribution in specie of Partnership Assets as soon as reasonably practicable after such withdrawal pursuant to this clause 9 (Transfer of Partnership Interests). The making of any such payment in specie shall be in the form of the withdrawing Limited Partner’s pro-rata share of each Investment of the Partnership; provided that the General Partner may require the withdrawing Limited Partner to give the General Partner its proxy with respect to any securities distributed to it. Notwithstanding the foregoing, the Partnership shall not be required to sell Investments in order to make such payments in advance of the time at which the General Partner, in its sole discretion in light of the Partnership’s interest, would otherwise cause such Investments to be sold and in such event the payment of the purchase price or portion thereof shall be deferred until such sale takes place. All fees, costs and disbursements incurred by the Partnership in connection with any acquisition of a Partnership Interest pursuant to this clause 9 (including the cost of distributing any securities and any in specie payment) shall be borne exclusively by the withdrawing Limited Partner in each case.

10.          MEETINGS OF THE PARTNERSHIP AND CONSENT MATTERS

10.1	Meetings

After the Closing Date, the General Partner shall convene annual meetings of the Partnership and may, whenever it thinks fit, convene other meetings of the Partnership pursuant to which Limited Partners shall have an opportunity to review and discuss the Partnership’s investment activities in the past year (or applicable period). Meetings of the Partnership, either in person or by video or telephone conference, shall be convened at least once a year. The General Partner shall give written notice of such meeting to each Partner at least ten (10) Business Days in advance. Any Limited Partner(s) (other than any Defaulting Partner(s)) whose Capital Commitments in aggregate represent 25% or more of the Total Commitments may, by notice in writing together with an agenda, requisition the General Partner to call a meeting of the Partnership and the General Partner shall convene such a meeting for a date no later than thirty (30) Business Days from the date of such notice. The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Partner shall not invalidate the proceedings at the meeting.

10.2	Chairman

A member or officer of the General Partner shall preside as chairman of every annual and other meeting of the Partnership or, if he is not present or is unwilling to act, the members of the General Partner shall elect another member or officer to be chairman of the meeting.

10.3	Voting

10.3.1

Any Partner who requisitions a meeting in accordance with clause 10.1 (Meetings) may table a resolution at such meeting provided that such Limited Partner has notified the General Partner in writing of such resolution at least fourteen (14) Business Days prior to the date of the meeting at which such resolution is tabled.

10.3.2

Subject as provided in clause 10.4 (Consent Matters), at any annual or other meeting, a resolution put to the vote of the meeting shall be validly adopted if approved by the Limited Partners (present in person or by proxy) (other than Defaulting Partners) whose consents or votes represent more than 50% of Total Commitments (other than the Capital Commitments of Defaulting Partners).

10.3.3

For the avoidance of doubt, a Limited Partner shall be entitled to split its Capital Commitment so that such Limited Partner may consent or vote in respect of part of its Capital Commitment and withhold its consent or vote in respect of the balance.

10.3.4

Any Capital Commitment held for its own account by a Limited Partner that is a bank holding company, as defined in Section 2(a) of the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”), or a non-bank subsidiary of such bank holding company, or a non-U.S. bank subject to the BHC Act pursuant to the International Banking Act of 1978, as amended, or a subsidiary of any such non-U.S. bank subject to the BHC Act (each, a “BHC Partner”), together with the Capital Commitments of all Affiliates that are BHC Partners that is determined initially at the time of admission of that Limited Partner, upon the withdrawal of another Limited Partner or any other event that causes a change in the relative ownership percentages of the Partners hereunder to be in the aggregate in excess of 4.99% (or such greater percentage as may be permitted under Section 4(c)(6) of the BHC Act) of the Capital Commitments of the Limited Partners, excluding for purposes of calculating this percentage portions of any other interests that are non-voting Capital Commitments pursuant to this clause 10.3 (Voting) and any other provisions of this Agreement (collectively the “Non-Voting Commitments”), shall be a non-voting Capital Commitment (whether or not subsequently transferred in whole or in part to any other person) and shall not be included in determining whether the requisite percentage in Interest of the Limited Partners have consented to, approved, adopted or taken any action hereunder; provided that such Non-Voting Commitment shall be permitted to vote on matters as to which nonvoting equity interests are permitted to vote pursuant to 12 CFR §225.2(q)(2). Upon any event that causes a change in the ownership percentages of the Partners (including in connection with the admission of an Additional Limited Partner, or the default or withdrawal of a Limited Partner), a recalculation of the Capital Commitments held by all BHC Partners and their Affiliates shall be made, and only that portion of the Total Commitment held by each BHC Partner and its Affiliates that is determined as of the applicable date of such event to be in the aggregate in excess of 4.99% (or such lesser or greater percentage as may be permitted under Section 4(c)(6) of the BHC Act, without regard to Section 4(k) thereof) of the Capital Commitments of the Limited Partners, excluding Non-Voting Commitments as of such date, shall be a Non-Voting Commitment. Notwithstanding the foregoing, at the time of admission to the Partnership, any BHC Partner may elect not to be governed by this clause 10.3.4 by providing written notice to the General Partner stating that such BHC Partner is not prohibited from acquiring or controlling more than 4.99% (or such greater percentage as may be permitted under Section 4(c)(6) of the BHC Act) of the voting Capital Commitments held by the Limited Partners pursuant to such BHC Partner’s reliance on Section 4(k) of the BHC Act. Any such election by a BHC Partner may be rescinded at any time by written notice to the General Partner, provided, further, that any such rescission shall be irrevocable. Except as provided by this clause 10.3.4, the Non-Voting Commitments shall be identical in all regards to all other interests held by Limited Partners.

10.4	Consent Matters

Notwithstanding the provisions of clause 10.3 (Voting), if a particular action would under the terms of this Agreement require approval by Ordinary Consent or Special Consent or Extraordinary consent, such action shall not be validly approved unless:

(a)

in relation to matters requiring Ordinary Consent, Limited Partners and investors in Parallel Vehicles whose consent or votes represent more than 50% of the aggregate commitments in the Partnership and the Parallel Vehicles have approved such matters in writing; and

(b)

in relation to matters requiring Special Consent, Limited Partners and investors in any Parallel Vehicles whose consent or votes equal or exceed 75% of the aggregate commitments in the Partnership and the Parallel Vehicles have approved such matters in writing.

11.           U.S. RELATED MATTERS

11.1	U.S. Trade or Business Income and UBTI

11.1.1

Subject to clause 11.1.3, the General Partner shall use its commercially reasonable efforts consistent with the terms of this Agreement to conduct the affairs of the Partnership in a manner that does not cause any Limited Partner (or a partner of a Limited Partner) that is not a “United States Person” (as that term is defined in section 7701 of the Code) to be deemed to be engaged in the “conduct of a trade or business within the United States” within the meaning of section 864(b) of the Code; provided that the foregoing shall in no way limit the goal of the Partnership to maximise pre-tax returns to all Partners. The Partners agree and acknowledge that the General Partner will have fulfilled its obligations under this clause 11.1.1 in relation to the Partnership’s Investments where such Investments are held through Investment Holding Vehicles treated as corporations for U.S. federal income tax purposes.

11.1.2

Subject to clause 11.1.3, the General Partner shall use its commercially reasonable efforts consistent with the terms of this Agreement to conduct the affairs of the Partnership in a manner that will minimise, for any Limited Partner (or a partner of a Limited Partner) exempt from income taxation pursuant to Section 401(a) or Section 501(a) of the Code, the risk of incurring unrelated business taxable income (“UBTI”) (as defined in Sections 511 to 514 of the Code) attributable to the activities or Investments of the Partnership; provided that the foregoing shall in no way limit the goal of the Partnership to maximise pre-tax returns to all Partners. Neither the making, holding or disposition of an Investment by the Partnership, made solely with sums drawn down from Partners or earnings thereon, in an entity treated as a corporation for U.S. federal income tax purposes nor any act required to be carried out pursuant to this Agreement shall in any event be deemed to be in violation of the foregoing requirement. The Limited Partners agree and acknowledge that the General Partner will have fulfilled its obligations under this clause 11.1.2 in relation to the Partnership’s Investments where such Investments are held through Investment Holding Vehicles treated as corporations for U.S. federal income tax purposes.

11.1.3	None of the provisions of or arrangements contemplated by this Agreement or the Management Agreement relating to any Borrowing Facility, shall be deemed to be in violation of clauses 11.1.1 or 11.1.2.

11.2	U.S. Federal Income Tax Classification

The General Partner intends and expects the Partnership to be classified as a partnership, for U.S. federal, state and local income tax purposes, and no election to the contrary shall be made. The General Partner shall in its reasonable discretion file or cause to be filed and at all times cause to be maintained an election on the U.S. Internal Revenue Service Form 8832 (or successor form) to elect to treat the Partnership as a partnership for U.S. federal income tax purposes. The General Partner shall not take any action and shall not cause the Partnership to take any action inconsistent with the treatment of the Partnership as a partnership for U.S. federal income tax purposes.

11.3	ERISA

11.3.1

The General Partner will use its commercially reasonable efforts to monitor the admission of Limited Partners and the Transfer of Partnership Interests so as to: (a) prohibit “benefit plan investors” within the meaning of Section 3(42) of ERISA from investing in the Partnership; (b) limit equity participation by “benefit plan investors” to less than 25% of the total value of each class of equity interests in the Partnership (as determined in accordance with Section 3(42) of ERISA and 29 C.F.R. Section 2510.3-101); (c) operate the Partnership as a “real estate operating company” or a “venture capital operating company” (in each case as determined in accordance with 29 C.F.R. Section 2510.3-101); or (d) comply with any other statutory or regulatory exception under ERISA so that the underlying assets of the Partnership will not constitute “the assets” of any “benefit plan investor” which invests in the Partnership.

11.3.2

Notwithstanding anything to the contrary in clause 12 (Winding Up, Liquidation and Dissolution) hereof, if within three (3) Business Days following the issuance of a Drawdown Notice, any Limited Partner that is a “benefit plan investor” within the meaning of Section 3(42) of ERISA requests that the Partnership deliver to such Limited Partner a certificate prepared in consultation with Partnership Counsel or other counsel to the Partnership that, assuming that the representations and warranties of the Limited Partners set forth in their respective Admission Documents are true and correct, the underlying assets of the Partnership should not constitute the assets of any “benefit plan investor” which invests in the Partnership for purposes of Section 3(42) of ERISA and 29 C.F.R. Section 2510.3-101, such Limited Partner shall not be required to make its Capital Contribution until it receives such certificate.

12.          WINDING UP, LIQUIDATION AND DISSOLUTION

12.1	Winding Up, Liquidation and Dissolution

12.1.1

For so long as there is at least one Limited Partner and one General Partner, the death, bankruptcy, insolvency, dissolution, liquidation or withdrawal of a Limited Partner shall not operate to dissolve the Partnership nor terminate this Agreement and the estate or trustee in bankruptcy or receiver or liquidator of a deceased, bankrupt, insolvent or dissolved Limited Partner shall not have the right to withdraw the balances on such Limited Partner’s partnership accounts or require repayment of such Limited Partner’s Drawn Commitment otherwise than in accordance with this Agreement. No Limited Partner may present a winding up petition against the Partnership without the prior written consent of the General Partner.

12.1.2

Subject to the Partnership Act, clause 12.2 (Continuation of the Partnership), the Partnership shall be required to be voluntarily wound up in accordance with section 36(1)(a) of the Partnership Act upon the earlier of the following events to occur:

(a)	the occurrence of the Termination Date;

(b)

within sixty (60) Business Days of the commencement of bankruptcy, insolvency, expulsion or liquidation proceedings, dissolution, liquidation, removal (without the appointment of a replacement general partner in accordance with clause 7.3 (Removal of the General Partner) or withdrawal of the General Partner;

(c)	at any time after the expiry of the Investment Period, upon determination by the General Partner alone, provided that all Investments have been realised; or

(d)	the determination by the General Partner in good faith that the winding up and dissolution of the Partnership is necessary to avoid a violation or continuing violation of ERISA.

Subject to the Partnership Act, clause 12.2 (Continuation of the Partnership) and clause 12.4 (Extension of Term of the Partnership), the winding up and dissolution of the Partnership shall be deemed to commence upon the earlier to occur of any of the events set out above, but the Partnership shall not be dissolved until a notice of dissolution (“Notice of Dissolution”) has been filed with the Registrar of Exempted Limited Partnerships in the Cayman Islands as required by the Partnership Act.

12.1.3

In accordance with section 36(7) of the Partnership Act (or the corresponding provision of the Partnership Act, as amended from time to time), the General Partner or its legal representative, shall promptly serve notice on all Limited Partners informing the Limited Partners of:

(a)	the death;

(b)	the commencement of liquidation, bankruptcy or dissolution proceedings; or

(c)	the withdrawal, removal or making of a winding up or dissolution order,

in relation to the sole or last remaining qualifying General Partner.

12.1.4

In accordance with the Partnership Act, where the Partnership is being wound up, the statutory filings required pursuant to section 36(6) of the Partnership Act and section 123(1) of the Companies Act (as amended) of the Cayman Islands (or the corresponding provisions of the Partnership Act and the Companies Act, as applicable, as may be amended from time to time) shall be made.

12.1.5

For the avoidance of doubt, sections 36(1)(b), 36(9), 36(11) and 36(12) of the Partnership Act (or the corresponding provisions of the Partnership Act, as may be amended from time to time) do not apply.

12.2	Continuation of the Partnership

If the Partnership would otherwise be wound up and dissolved pursuant to an event set out in clause 12.1.2(b), the Partnership shall be continued and its business resumed and continued by and upon the Limited Partners electing by a Special Consent to continue the Partnership and electing a new General Partner within ninety (90) calendar days after service of the notice referred to in clause 12.1.3. If a new General Partner is not elected within such ninety (90) calendar day period, the date of commencement of the winding up of the Partnership shall be the date falling ninety (90) days after service of the notice referred to in clause 12.1.3. In addition, the Partners shall procure that the name of the Partnership shall be changed to a name which does not include the word “Capital Square”, “CSP” or any similar words. Each of the General Partner (or its legal representative) and any successor general partner of the Partnership shall file, or cause to be filed, any amended notice with the Registrar of Exempted Limited Partnerships of the Cayman Islands required to be filed pursuant to the provisions of section 10 of the Partnership Act in order to give effect to the provisions of this clause.

12.3	Liquidation

12.3.1

Save as provided in this Agreement, a Partner shall not have the right to the return of its Capital Contribution except upon the winding up and dissolution of the Partnership, in accordance with the Partnership Act.

12.3.2	The General Partner shall not be personally liable to any other Partner for the return of its Capital Contributions or Drawn Commitment.

12.3.3

Upon the commencement of the liquidation of the Partnership (unless resumed and continued under clause 12.2 (Continuation of the Partnership), no further business shall be conducted except for such action as shall be necessary for the orderly winding-up of the affairs of the Partnership, the protection and realisation of the Partnership Assets and the distribution of the Partnership Assets amongst the Partners. Subject to clause 7.1 (General Operation of the Partnership), the General Partner shall act as liquidator itself or appoint some other person(s) who has due skill and authority to act as liquidator; provided, however, that if the Partnership is wound up for a reason set out in clause 12.1.2(b), unless the Partnership is resumed and continued pursuant to clause 12.2 (Continuation of the Partnership), the Limited Partners shall by Ordinary Consent, designate some other person(s) who has due skill and authority to act as a liquidator. In either case the liquidator shall receive such remuneration for so acting as the Limited Partners shall agree by Ordinary Consent. The liquidator shall use commercially reasonable efforts to complete the liquidation within twelve (12) months from the commencement of winding up of the Partnership.

12.3.4

Upon the commencement of the winding up of the Partnership, and subject to the Partnership Act, the liquidator shall cause the Partnership to pay the expenses properly incurred in the winding up, including the remuneration of the liquidator and all debts, obligations and liabilities of the Partnership and shall make adequate provision for any present or future contemplated obligations or contingencies in each case to the extent of the Partnership Assets. The liquidator shall be authorised to sell any or all of the Partnership Assets on what it considers to be the best terms available or may, at its discretion provided that it has first used its commercially reasonable endeavours to sell such Partnership Assets, and whether or not the same are subject to a Listing, distribute all or any of the Partnership Assets in specie at the Value reasonably determined by the liquidator. The proceeds of the realisation of any Investments and other Partnership Assets and any assets distributed in specie shall to the extent permitted by applicable law be distributed amongst the Partners on the basis set out in clause 5 (Distributions of Proceeds). Partners receiving a distribution of Partnership Assets in specie shall be bound by the provisions of any agreements relating to such Partnership Assets, to the extent such agreements so provide.

12.3.5	Upon the commencement of the winding up of the Partnership, no Partner shall, subject to clause 12.3.6, be liable to any other Partner for repayment of such other Partner’s Drawn Commitment.

12.3.6	Upon the commencement of the liquidation of the Partnership, a Partner who has Drawn Commitment may bring a claim against the Partnership in debt for repayment of its Drawn Commitment if:

(a)	repayment of its Drawn Commitment has become due in accordance with clause 5 (Distributions of Proceeds);

(b)	there has been a failure to make such repayment; or

(c)

there are gross assets of the Partnership which should have been used in repayment of its Drawn Commitment in accordance with the provisions hereof which have not been so used, but in each such case the liability of the Partnership to the Partner bringing such a claim shall be limited to the gross assets of the Partnership referred to above in this clause 12.3.6(c).

12.4	Dissolution of the Partnership

Following the completion of the foregoing provisions of clause 12 (Winding Up, Liquidation and Dissolution), the General Partner (or the liquidator or liquidating trustee) shall execute, acknowledge and cause to be filed a Notice of Dissolution of the Partnership with the Registrar of Partnerships of the Cayman Islands and the winding up of the Partnership shall be complete on the filing of the Notice of Dissolution. A Notice of Dissolution will not be filed by the General Partner (or such liquidator or other representative) unless any of the events set out in clause 12.1.2 take place or as otherwise required by law.

13.          EXCULPATIONS AND INDEMNITIES

13.1	Exclusion of Liability

To the fullest extent permitted by applicable law, none of the Indemnified Persons shall be liable for any loss to any Limited Partner or the Partnership for any action or omission taken or suffered by the Indemnified Persons in connection with the conduct of the business of the Partnership or otherwise in connection with this Agreement or the matters contemplated herein in good faith and in a manner reasonably believed to be in or not opposed to the interest of the Partnership and, with respect to any criminal action or proceeding, with no reasonable cause to believe that his or her conduct was unlawful, in each case save in respect of any loss resulting from a Breach of the Standard of Conduct by such Indemnified Person. The General Partner, the Manager and the Sub-Manager shall expressly be permitted to consult with legal counsel, accountants and qualified experts selected by it (for itself and/or any Indemnified Person) and any act or omission taken or suffered by it on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reasonable reliance upon and in accordance with the advice of such counsel, accountant or expert shall be full justification for any such act or omission, and the General Partner, the Manager and the Sub-Manager shall be fully protected in so acting or omitting to act, provided such counsel, accountant and/or expert was selected and monitored with reasonable care.

13.2	Indemnity

13.2.1

The Partnership shall indemnify and hold harmless out of Partnership Assets each of the Indemnified Persons against any and all liabilities, actions, proceedings, claims, costs, demands, damages and expenses (including legal fees) incurred, suffered or threatened arising out of or in connection with or relating to or resulting from:

(a)	the Indemnified Person being or having acted as a General Partner or Manager or Sub-Manager or advisor or sub-advisor in respect of the Partnership;

(b)	the exercise of its powers as a General Partner or Manager or Sub-Manager or advisor or sub-advisor;

(c)

the provision of services to or in respect of the Partnership or under or pursuant to this Agreement, any Management Agreement, any Sub-Management Agreement, any advisory agreement or other agreement relating to the Partnership; or

(d)	the provision of services as a Nominated Director which otherwise arise in relation to the operation, business or activities of the Partnership,

provided that any Indemnified Person shall not be so indemnified with respect to any liabilities, actions, proceedings, claims, costs, demands, damages or expenses resulting from a Breach of the Standard of Conduct by such Indemnified Person. Except in relation to an Indemnified Person, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act (as amended) of the Cayman Islands to enforce any terms of this Agreement. Notwithstanding any term of this Agreement, the consent of or notice to any person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

13.2.2

Notwithstanding any provisions of this Agreement to the contrary, an Indemnified Person may act upon the opinion or advice of or information obtained from legal advisers, bankers, accountants or other persons selected and monitored with reasonable care and believed by the Indemnified Person in good faith and upon reasonable grounds to be an expert in relation to the matters upon which he is consulted and to be independent of the Indemnified Person, and the Indemnified Person shall not be liable for anything done or suffered by it or them in good faith reliance upon any such opinion, advice or opinion. In addition, the Indemnified Person may rely on reports and written statements of directors, officers and employees of the Target Company unless the Indemnified Person has reason to believe that such reports or statements are not true or accurate.

13.2.3

The Partners authorise the General Partner to advance expenses incurred by an Indemnified Person in defending any claim out of Partnership Assets prior to the final determination of such claim out of the Partnership Assets provided that such Indemnified Person agrees in writing to repay such amount to the Partnership if it is ultimately determined that such Indemnified Person is not entitled to be indemnified pursuant to this clause 13.2 (Indemnity).

13.2.4

The General Partner shall promptly notify the Limited Partners of any material liability in respect of which the General Partner reasonably determines that indemnification by the Partnership pursuant to this clause 13.2 (Indemnity)may be due provided that it is agreed and understood that failure by the General Partner to provide such notice shall not reduce the Partnership’s obligation of indemnification hereunder.

13.2.5	Notwithstanding any provision in this clause 13.2 (Indemnity) to the contrary, to the fullest extent permitted by law:

(a)

each Indemnified Person must use commercially reasonable efforts to pursue all other sources of indemnification, advancement, insurance, and contribution it has against third parties (which, for the purpose of this clause 13.2.5, shall not include any Excluded Parties, but shall include the Target Company), with respect to the amounts to which it is entitled under this clause 13.2 (Indemnity);

(b)

any such third party shall be the indemnitor of first resort and any obligation of the Partnership to provide payments under this clause 13.2.5 for the same liabilities incurred by the Indemnified Person are secondary;

(c)

if the Partnership pays or causes to be paid any amounts under this clause 13.2.5 that should have been paid by a third party, then: (i) the Partnership shall be fully subrogated to the rights of such Indemnified Person with respect to such payment; (ii) such Indemnified Person shall assign to the Partnership all of such Indemnified Person’s rights to advancement or indemnification from or with respect to such third party, and (iii) such Indemnified Person shall cooperate with the Partnership (at the expense of the Partnership) in its efforts to recover such payments through indemnification or otherwise, including filing a claim against such third party in the name of the Indemnified Person;

(d)

the Indemnified Person will not agree to subordinate or otherwise compromise or release indemnity from a third party without the consent of the General Partner (not to be unreasonably withheld or delayed); and

(e)

in the event the Partnership has previously provided separate indemnification or advancement in connection therewith, the Indemnified Person shall reimburse the Partnership with any subsequent proceeds it receives from such third parties.

The intent of this clause 13.2.5 is to set forth the relative responsibilities of the Partnership and other third parties who have overlapping indemnity obligations to an Indemnified Person. Nothing in this clause 13.2.5 is intended to diminish the indemnification and rights given by the Partnership to an Indemnified Person, including the right to receive prompt payment of valid indemnification and advancement claims if any third party is unwilling or unable to do so promptly.

13.3	Continuing Effect

For the avoidance of doubt, the indemnities under clause 13.2 (Indemnity) shall continue in effect, notwithstanding that the Indemnified Person shall have ceased to act in its capacity as an Indemnified Person or otherwise ceased to provide services to or in respect of the Partnership or to act in any of the capacities referred to in clause 13.2.1

13.4	Agents

No Indemnified Person shall be liable to any Limited Partner or to the Partnership for the negligence, dishonesty or bad faith of any agent (other than their respective Affiliates) acting for the General Partner, the Manager, the Sub-Manager or the Partnership provided that such agent was selected, engaged and retained by such Indemnified Person applying reasonable care.

13.5	Taxation

Each of the Limited Partners shall indemnify each of the General Partner, the Manager, the Sub-Manager and their respective Affiliates and the Partnership against the amount of Tax for which the General Partner, the Manager, the Sub-Manager, such Affiliate or the Partnership is liable or assessed either on behalf of that Limited Partner or in respect of that Limited Partner’s Partnership Interest. The General Partner shall notify such Limited Partner of any such amount having been paid.

13.6	Return of Distributions

13.6.1

Except as required by the Partnership Act, other applicable law or as otherwise expressly set forth herein, no Partner shall be required to repay to the Partnership, any Partner or any creditor of the Partnership all or any part of the distributions made to such Limited Partner pursuant hereto. Notwithstanding the foregoing: (a) nothing herein shall restrict the obligation of any Partner to be subject to drawdowns of Undrawn Commitments pursuant to clause 3.1.4; and (b) each of the Limited Partners (including any former Limited Partner) may, at the sole discretion of the General Partner, be required to return to the Partnership any amount distributed to it pursuant to this Agreement to the extent such sums are required by the Partnership to satisfy any indemnity under clause 13.2 (Indemnity), or otherwise to satisfy a prior warranty, guarantee or other undertaking obligations of the Partnership in respect of a prior or existing Investment. The share of each Partner of the amount of distributions to be returned to the Partnership (the “Return Amount”) shall, in the case of an indemnity obligation in relation to an Investment (or prior Investment), be in proportion to its share of distributions received out of the Investment giving rise to the Partnership’s indemnity obligations under clause 13.2 (Indemnity); provided that if such indemnity obligations are not related to a particular Investment, then amounts required to be returned under this clause 13.6 will be funded out of distributions generally.

13.6.2

The obligation of a Partner to return distributions made to such Partner for the purpose of meeting the Partnership’s indemnity or other Partnership obligations shall be subject to the following limitations:

(a)

no Partner shall be required to return a distribution after the earlier of (i) the second (2nd) anniversary of the date of such distribution; and (ii) the second (2nd) anniversary of the date of dissolution of the Partnership unless, at the end of such period, there are any applicable claims or proceedings then pending or any other liability (whether contingent or otherwise) then outstanding, in which case the General Partner or its Affiliate shall so notify the Partners at such time, which notice shall include a brief description of each such claim, proceeding or liability; in the event of such pending or outstanding claim, proceeding or liability, the obligation of the Partners to return any distribution for the purpose of meeting the Partnership’s indemnity obligations under clause 13.2 (Indemnity) shall survive with respect to each such claim, proceeding or liability set forth in such notice (or any related claim, proceeding or liability) until the date that such claim, proceeding or liability is ultimately resolved and satisfied; and

(b)

the aggregate amount of distributions which a Partner may be required to return hereunder shall not exceed an amount equal to the lesser of: (i) 50% of the aggregate distributions to such Partner; and (ii) 20% of such Partner’s Capital Commitment.

13.7	Reliance by Indemnified Persons

It is the express intention of the parties hereto that the provisions of this clause 13 (Exculpations and Indemnities) for the indemnification of Indemnified Persons may be relied upon by such Indemnified Persons and may be enforced by such Indemnified Persons (or by the General Partner on behalf of any such Indemnified Persons, provided that the General Partner shall not have any obligation to so act for or on behalf of any such Indemnified Persons) against the Partnership pursuant to this Agreement or to any separate agreement, as if such Indemnified Persons were parties hereto.

14.           CONFIDENTIALITY

14.1	Confidential Information

14.1.1

The Limited Partners hereby acknowledge that the Partnership creates and will be in possession of Confidential Information, the improper use or disclosure of which could have a material adverse effect upon the Partnership, any member of the CSP Group or upon one or more Partners or the Target Company. The Limited Partners hereby acknowledge that the rights of a Limited Partner to obtain Confidential Information shall be limited to only those rights provided for in this Agreement and that, to the extent permitted by applicable law, any other rights provided by statute or regulation shall not be available to the Limited Partners. Notwithstanding anything in this Agreement to the contrary, including without limitation any requirement to deliver audited or unaudited financial statements or to allow the inspection of the Partnership’s books, any information provided or disclosed to a Limited Partner, may be adjusted, at the General Partner’s sole discretion, such that the actual names and other identifying data that relate to the Target CompanyTarget is not disclosed to the Limited Partners. The General Partner shall promptly notify the Limited Partners who have received adjusted information and give such Limited Partners a reasonable explanation as to the basis upon which the General Partner has decided to adjust such information.

14.1.2

Each Limited Partner agrees to maintain the confidentiality of information which is furnished by the General Partner, the Manager, the Sub-Manager, any Affiliate of the General Partner, the Manager or the Sub-Manager, or any of their respective employees, directors, officers or other management members, regarding the General Partner, the Manager, the Sub-Manager, any of their respective Affiliates or the Partnership (including information regarding any Investment Holding Vehicle or expected Investment Holding Vehicle) and received by such Limited Partner (including any directors, officers, employees, agents, or representative thereto) pursuant to this Agreement including, but not limited to, the Partnership’s books, any periodic and annual reports of the Partnership, information contained in any Drawdown Notice and related materials, information pertaining to Investment or the Target Company and information provided at the Partnership’s meetings (collectively, the “Confidential Information”), in accordance with the terms set forth in this clause 14 (Confidentiality).

14.1.3

The confidentiality requirements of this clause 14.1 (Confidential Information) shall not apply to a Limited Partner with regard to information that is or becomes publicly known or available in the absence of any improper or unlawful action, or breach of this Agreement, by such Limited Partner (or any agent or Affiliate of such Limited Partner).

14.1.4

Each Limited Partner shall promptly notify the General Partner of any known unauthorised release or use of any Confidential Information by such Limited Partner (including its directors, officers, employees, agents and/or representatives). The Limited Partner shall also use its best efforts to provide such notification to the General Partner prior to any such disclosure by the Limited Partner pursuant to clause 14.2.5. The obligations and undertakings of each Limited Partner under this clause 14 (Confidentiality) shall be continuing and shall survive the winding up and dissolution of the Partnership.

14.1.5

Each of the Partnership, the General Partner, the Manager and the Sub-Manager shall be entitled to enforce the obligations of each Limited Partner under this clause 14 (Confidentiality) to maintain the confidentiality of Confidential Information. The remedies provided for in this clause 14 (Confidentiality) are in addition to, and not in limitation of, any other right or remedy of the Partnership, the General Partner, the Manager or the Sub-Manager provided by law or equity, this Agreement, or any other agreement entered into by or among any one or more of the Partners and the Partnership or the General Partner. In the event of any legal proceedings relating to a breach of this clause 14 (Confidentiality) by a Limited Partner, such Limited Partner shall pay all costs and expenses incurred by the Partnership, the General Partner, the Manager and/or the Sub-Manager, including legal fees, if such Limited Partner is found to have breached its obligations hereunder. Each Limited Partner hereby:

(a)

agrees that the remedy at law for damages resulting from its default under this clause 14 (Confidentiality) is inadequate because the substantial value that the Partnership derives from information concerning the Partnership and the Target Company requires that such information be kept confidential; and

(b)	consents to the institution of an action for specific performance of its obligations or an injunction or other appropriate or equitable remedy to keep confidential the Confidential Information.

Each Limited Partner further agrees that any actions taken by the Partnership, the General Partner, the Manager and/or the Sub-Manager under this clause 14 (Confidentiality) shall expressly supersede any duties the General Partner, the Manager or the Sub-Manager may otherwise have to such breaching Limited Partner under this Agreement or otherwise.

14.1.6

Each Limited Partner acknowledges and agrees that the confidentiality obligations of this clause 14 (Confidentiality) shall apply to any information that has been provided to such Limited Partner (or its applicable general partners or advisors) prior to the admission of such Limited Partner to the Partnership, and that any prior existing confidentiality obligation, express or otherwise, between the General Partner, the Manager, the Sub-Manager or their respective Affiliates, and the Limited Partner or such general partner and/or advisors in relation to an investment in the Partnership by the Limited Partner shall be replaced by the confidentiality obligations of this clause 14 (Confidentiality).

14.2	Permitted Disclosure

14.2.1

Each Limited Partner agrees that Confidential Information provided to Limited Partners by the General Partner, the Manager, the Sub-Manager, their agents or the Partnership (including without limitation, this Agreement and all amendments thereto, financial statements and information regarding the Target Company) shall only be used by them in furtherance of their interests as a Limited Partner and hereby agrees to maintain the strict confidentiality of such information provided to them.

14.2.2

Notwithstanding the provisions of clause 14.2.1 but subject to the provisions of clause 14.2.3 and 14.2.4, a Partner shall be entitled to disclose the Confidential Information to a Permitted Recipient provided that either (a) such Permitted Recipient is advised in writing by such Partner of the confidentiality obligations of such Partner and has agreed in writing to be bound by substantially similar confidentiality requirements; or (b) such Partner has agreed in writing with the General Partner, the Manager or the Sub-Manager to be liable for any breach of this clause 14 (Confidentiality) by such Permitted Recipient.

14.2.3

The General Partner, in its sole discretion, may additionally require a Permitted Recipient to enter into an agreement directly with the Partnership under the terms of which the Permitted Recipient agrees to be bound by substantially similar confidentiality obligations.

14.2.4

To the extent required by its by-laws or partnership or organisational agreement, each Limited Partner that has an obligation to share the financial statements of, or other Confidential Information relating to, the Partnership with its equity holders for their use in furtherance of their interests as equity holders of such Limited Partner, may share such information with its equity holders; provided that:

(a)	such Limited Partner receives prior written approval from the General Partner as to the type of such information to be provided by such Limited Partner to its equity holders;

(b)	the recipients of such information are advised in writing of the confidentiality obligations of the Limited Partner;

(c)	such recipients have agreed in writing to be bound by substantially similar confidentiality requirements (as determined by the General Partner); and

(d)	neither such Limited Partner nor any of its equity holders have breached such confidentiality obligations.

14.2.5

A Partner shall be entitled to disclose any Confidential Information if such Partner is required to do so by applicable law or regulations provided that each Limited Partner acknowledges and agrees that it shall promptly notify the General Partner upon receipt of any notice from a governmental or quasi-governmental agency (or any other agency, institution or entity) or a court or administrative decision demanding that such Limited Partner release any Confidential Information and shall not release such Confidential Information thereto for at least ten (10) Business Days following such notification to the General Partner unless otherwise required by law to release it prior to the expiration of such ten (10) Business Day period.

14.2.6

Each Limited Partner acknowledges that members of the CSP Group may disclose the name of the Limited Partner or its Affiliates, or the participation of the Limited Partner or such Affiliates in the Partnership, to other Limited Partners, and prospective investors in the Partnership that, in the course of their due diligence, require disclosure of the identity of the existing Limited Partners in the Partnership, or for any promotional purpose relating to the Partnership, whether orally or in writing, including any sales materials, offering documents or press releases relating to the Partnership.

14.3	Safeguarding Confidential Information

14.3.1

Notwithstanding any provision of this Agreement to the contrary, in order to preserve the confidentiality of any Confidential Information, and assuming that a Limited Partner is entitled to receive such information pursuant to this Agreement, the General Partner, the Manager or the Sub-Manager may:

(a)	provide such Limited Partner access to such information only on a website in password protected, non-downloadable, non-printable format for a reasonably limited period of time; and

(b)

require such Limited Partner to return any copies of Confidential Information provided to it and such Limited Partner hereby agrees that, upon reasonable request by the General Partner, the Manager or the Sub-Manager, it shall (and shall cause its Affiliates and representatives to) promptly return (or certify in writing to the General Partner, the Manager and the Sub-Manager the destruction thereof) all copies (whether paper or electronic) of all materials containing such requested information.

14.3.2

The Limited Partners acknowledge that the General Partner, the Manager, the Sub-Manager, the Affiliates of the General Partner, the Manager and the Sub-Manager, and their respective employees, directors, officers, members and agents are expected to acquire confidential third party information (including, but not limited to, through directorships of the Target Company held by members, directors, officers and employees of the CSP Group) that, pursuant to their fiduciary, contractual, legal or similar obligations, cannot be disclosed to the Partnership or the Limited Partners and agree that neither the General Partner, the Manager, the Sub-Manager nor their respective Affiliates or agents or their directors, officers or employees shall be in breach of any duty under this Agreement in consequence of acquiring, holding or failing to disclose such information to the Partnership or the Limited Partners so long as such obligations were undertaken in good faith.

14.3.3

Each Limited Partner agrees to make good faith and reasonable efforts to cooperate with such procedures and restrictions as may be developed by the General Partner from time to time in connection with the disclosure of Confidential Information concerning the General Partner, the Manager, the Sub-Manager, the Partnership or any other member of the CSP Group, including without limitation, information concerning the Target Company, as determined by the General Partner to be reasonably necessary and advisable to maintain and promote compliance with legal and other regulatory matters (including securities law and regulation) applicable to the General Partner, the Manager, the Sub-Manager, the Partnership, other members of the CSP Group, the Limited Partners and the Target Company, including securities law and regulation.

14.3.4

To the extent permitted by applicable law, and notwithstanding anything in this Agreement to the contrary, the General Partner may, in its sole and absolute discretion, withhold and keep confidential from any Limited Partner any information (or any portion thereof) to the extent the General Partner reasonably determines that:

(a)

disclosure of such information to such Limited Partner would be likely to have a material adverse effect upon the Partnership, a Partner, or the Target Company due to an actual or likely conflict of business interest between such Limited Partner and one or more other parties or an actual or likely imposition of additional statutory or regulatory obligations or constraints upon the Partnership, a Partner or the Target Company;

(b)

in the case of a Limited Partner that the General Partner reasonably determines cannot or will not adequately protect against the improper disclosure of such information, the disclosure of such information would likely have a material adverse effect upon the Partnership, a Partner, or the Target Company; or

(c)	such information is in the nature of trade secrets.

If the General Partner acts pursuant to this clause 14.3.4, such action by the General Partner shall not constitute a breach of this Agreement or of any duty stated or implied in law or equity provided, however, that any such actions taken or not taken by the General Partner under this clause 14.3.4 were taken in good faith.

14.3.5

Each Limited Partner acknowledges and agrees that the General Partner may consider the different circumstances of Limited Partners with respect to the restrictions and obligations imposed on Limited Partners in this clause 14 (Confidentiality), and the General Partner may, in its sole and absolute discretion, agree to waive or modify any such restrictions and/or obligations with respect to a Limited Partner with the consent of such Limited Partner. Each Limited Partner further acknowledges and agrees that any such agreement by the General Partner imposed by this clause 14 (Confidentiality) shall not constitute a breach of this Agreement or of any duty stated or implied in law or in equity to any Limited Partner, regardless of whether different agreements are reached with different Limited Partners.

15.           MISCELLANEOUS

15.1	Amendments

15.1.1

Subject to clauses 15.1.2 and 15.15 (Side Letters), this Agreement may only be amended (whether in whole or in part) by Ordinary Consent and the written consent of the General Partner; provided, that no such amendment shall be made that has the effect of any of the following without the consent of the relevant Partner (other than a Defaulting Partner) adversely affected thereby:

(a)	imposing upon any Partner any obligation to make any further payment to the Partnership beyond the amount of its Capital Commitment;

(b)

materially increasing the liabilities or obligations of, or diminishing the rights or protections of, a particular Limited Partner or a particular group of Limited Partners (including any change in the distribution or allocation by the Partnership of the proportion of Net Income, Capital Gain and Capital Loss attributable to Investments) in comparison to the other Limited Partners under this Agreement; or

(c)	otherwise modifying the limited liability of any Limited Partner.

15.1.2	Notwithstanding clause 15.1.1 above, this Agreement may be amended by the General Partner without the consent of the Limited Partners to:

(a)	change the name of the Partnership in accordance with clause 2.2 (Name);

(b)

cure any ambiguity or correct or supplement any provision hereof which is incomplete or inconsistent with any other provisions hereof or correct any typographical or clerical error or omission, provided that such amendment does not adversely affect the interest of any of the Limited Partners in any material respect;

(c)

based upon written advice of tax counsel to the Partnership, provide assurance that the Partnership will not be treated as a “publicly traded partnership under Section 7704 of the Code and the regulations promulgated thereunder, provided that: (i) such amendment does not adversely affect the interest of any of the Limited Partners in any material respect; and (ii) the General Partner provides a copy of the amendment, and the written advice given by tax counsel to the Partnership stating that the amendment is necessary, at least twenty (20) Business Days prior to the effective date of any such amendment and the Limited Partners by Ordinary Consent shall not have made a reasonable objection to such amendment prior to the effective date of such amendment;

(d)

provide for: (i) the election of a safe harbour under Regulations Section 1.83-3(l) (or any similar provisions) under which the fair market value of a Partnership Interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest; (ii) an agreement by the Partnership and all of its Partners to comply with all the requirements set forth in such regulations and U.S. Internal Revenue Service Notice 2005-43 (and any other guidance provided by the U.S. Internal Revenue Service with respect to such election) with respect to all Partnership Interests transferred in connection with the performance of services while the election remains effective; and (iii) any other related amendments that would not be expected to have a material adverse effect on any Limited Partner; and

(e)

make changes negotiated with any Limited Partners admitted after the Closing Date so long as the changes do not adversely affect the rights and obligations of any existing Limited Partner in any material respect and the amendment is not objected to by Limited Partners (other than Defaulting Partners) holding in aggregate 20% or more of the Total Commitments (other than those made by Defaulting Partners) within ten (10) Business Days of notice being given thereof; and

(f)

take such action in light of changing regulatory conditions as the General Partner deems necessary or advisable in order to permit the Partnership to continue in existence and to carry on its activities as provided for hereby, provided that any such changes may not be permitted in the event that the Limited Partners holding in aggregate a 50% Interest object, within ten (10) Business Days of notice being given thereof, to such change on the basis that any such change adversely affects the rights and obligations of any existing Limited Partner in any material respect.

15.1.3

The General Partner shall be required to provide notice to the Limited Partners of any amendments to be made pursuant to this clause 15.1 (Amendments) within twenty-one (21) Business Days of such amendments being made.

15.2	Notices

15.2.1

Notices which may or are required to be given hereunder by any party to another shall be in writing and sent by hand-delivery, facsimile or pre-paid or registered post or by e-mail to the relevant party at the physical address or e-mail address given in this Agreement or such other physical address or e-mail address as may from time to time be designated by any party hereto by notice to the General Partner (in the case of notice by the Limited Partners) and to each Limited Partner (in the case of notice by the General Partner). On request, a copy of any notice which is sent by e-mail should be sent on the day of sending the e-mail to either the physical address (by hand-delivery or pre-paid registered post) or facsimile number of the relevant Partner. The first physical address, e-mail address and facsimile number for each Limited Partner shall be those specified in its Admission Documents.

15.2.2

Any notice will be deemed to be received: (a) on the day of receipt where any hand-delivered letter is delivered on a day before or during normal working hours; (b) on the first following Business Day, where any hand-delivered letter is delivered either on a Business Day after normal working hours or on any other day not being a Business Day; (c) on the third (3rd) day following the day of posting of any prepaid or registered letter; (d) on the day of transmission where any facsimile or e-mail is transmitted on a Business Day before or during normal working hours in the place of receipt; or (e) on the first following Business Day where any facsimile or e-mail is transmitted either on a Business Day after normal working hours or on any other day not being a Business Day.

15.3	Auditors

15.3.1	The General Partner shall appoint such firm of Auditors as it may in its discretion think fit to act as the Auditors to the Partnership.

15.3.2	The Auditors may resign from office or be removed at any time by the General Partner.

15.3.3

In the event of resignation or removal, the General Partner may invite the outgoing Auditors to send a written notice to each of the Limited Partners stating that there are no circumstances connected with their resignation or removal which they consider should be brought to the attention of the Limited Partners or a statement of any such circumstances.

15.4	Non-recognition of Trust Arrangements

The General Partner, the Manager and the Sub-Manager shall treat those Limited Partners registered as the Limited Partners of this Partnership under the Partnership Act as the Limited Partners of the Partnership under this Agreement and shall not (save as agreed otherwise herein) recognise any trust arrangement or other arrangement under which any such Limited Partner may hold its interest in the Partnership.

15.5	Agreement Binding upon Successors and Assigns

Except as herein otherwise specified, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators or other representatives, successors and assigns of the respective parties hereto.

15.6	Execution in Counterpart

This Agreement may be executed in any number of counterparts, each of which taken together shall be deemed to constitute one and the same agreement and each of which individually shall be deemed to be an original, with the same effect as if the signature on each counterpart were on the same original.

15.7	Governing Law and Arbitration

15.7.1	This Agreement and the rights, obligations and relationships of the parties hereto under this Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

15.7.2

The Partners shall initially seek to resolve any dispute or claim arising out of or in connection with this Agreement, or any question regarding its existence, termination, validity or a breach thereof (each, a “Dispute”), through friendly consultations.

15.7.3

In the event such friendly consultations fail for any reason to resolve such Dispute within thirty (30) calendar days after a Partner requests in writing for a consultation under clause 15.7.2, any group of two (2) or more Partners may collectively elect to submit the matter to arbitration pursuant to this clause 15.7.3 by filing a request for arbitration. Any such Dispute shall be referred to and finally resolved by arbitration and administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC (the “SIAC Rules”) for the time being in force, which rules are deemed to be incorporated herein by reference. The seat of the arbitration shall be in Singapore. The tribunal for such arbitration proceeding shall consist of three (3) arbitrators appointed in accordance with the SIAC Rules. The language of the arbitration shall be English. For the avoidance of doubt, any award shall be final and binding on the parties. The parties hereby waive any rights they may have to trial by jury with regard to any disputes, controversies or conflicts arising from or in relation to this agreement.

15.7.4

Notwithstanding clause 15.7.3 above, the General Partner may separately agree, in its sole discretion, with one or more Limited Partner(s) upon expiry of the consultation period stated in clause 15.7.3 to settle any such Dispute in the courts of the Cayman Islands or any other court as may be agreed by the parties.

15.8	Agent for Service of Process

15.8.1

Unless otherwise agreed by the General Partner, each of the Limited Partners not resident in the Cayman Islands shall, by signing its Admission Documents, be treated as having appointed the General Partner as its agent for the service of process in the Cayman Islands for any matter or dispute arising out of or in connection with this Agreement (other than a matter or dispute to which such Limited Partner and the General Partner are opposing parties), service upon whom shall be deemed completed whether or not forwarded to or received by the relevant appointor. Without prejudice to the foregoing, the General Partner shall, forthwith upon being in receipt of service of process in its capacity as such agent, send a copy of all documents so served on it by courier to the relevant appointor.

15.8.2

Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any of the courts.

15.9	No Right to Partition

Each Partner irrevocably waives during the term of the Partnership any and all rights to maintain an action (whether by law or equity) for partition with respect to any or all of the Partnership Assets.

15.10	Severability

If any clause or provision of this Agreement shall be held to be invalid or unlawful in any jurisdiction, such clause or provision shall only be ineffective to the extent of such invalidity or unenforceability. The remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

15.11	Waiver

No failure to exercise and no delay in exercising on the part of any of the Partners any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

15.12	No Third-Party Rights

Nothing in this Agreement confers any right on any person who is not a party to it, other than to (a) the Indemnified Persons pursuant to clause 13 (Exculpations and Indemnities) and (b) the Manager and the Sub-Manager in respect of those provisions of this Agreement ascribing rights, authorities and power to the Manager and the Sub-Manager or limiting the liability of the Manager and the Sub-Manager or otherwise of benefit to the Manager and the Sub-Manager, which provisions shall be enforceable by the Manager and the Sub-Manager against the Partnership. This Agreement may be rescinded or varied without the consent of any person who is not a party to this Agreement.

15.13	Previous Agreements

This Agreement supersedes and replaces in its entirety the initial exempted limited partnership agreement dated 19 January 2021 between CSP CSS GP Limited and the Initial Limited Partner, and the Partnership is continuous with the partnership established by the said agreement.

15.14	Partnership Counsel

Each Limited Partner hereby acknowledges and agrees that any law firm retained by the General Partner in connection with the organisation of the Partnership, the offering of Partnership Interests, the management and operation of the Partnership, or any dispute between the General Partner and any Limited Partner (“Partnership Counsel”), is acting as counsel to the General Partner and as such does not represent or owe any duty to such Limited Partner or to the Limited Partners as a group in the absence of a clear and explicit agreement to such effect between the Limited Partner and the Partnership Counsel (and then only to the extent specifically set forth in that agreement). In the event any dispute or controversy arises between any Limited Partner and the General Partner when acting on behalf of Partnership or itself, or between any Limited Partner or the General Partner when acting on behalf of the Partnership, on the one hand, and the General Partner (or an Affiliate thereof) that the Partnership Counsel represents, on the other hand, then each Limited Partner agrees that the Partnership Counsel may represent either the General Partner, acting on behalf of the Partnership, or the General Partner (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the applicable rules of professional conduct in any jurisdiction, and each Limited Partner hereby consents to such representation. Each Limited Partner further acknowledges that, whether or not the Partnership Counsel has in the past represented such Limited Partner with respect to other matters, the Partnership Counsel has not represented the interests of any Limited Partner in the preparation and negotiation of this Agreement. Notwithstanding the foregoing, the portion of the foregoing relating to matters after the admission date of a Limited Partner shall not apply to such Limited Partner to the extent that the foregoing is inconsistent with an established policy of such Limited Partner, and such Limited Partner notifies the General Partner and the Partnership Counsel of such policy in writing prior to such Limited Partner’s admission to the Partnership.

15.15	Side Letters

The Partners agree that the Partnership and/or the General Partner shall be entitled, without any further act, approval or vote of any Partner, to enter into side letters or side arrangements with any individual Limited Partner in relation to the operation or business of the Partnership (a “Side Letter”) and which may have the effect of establishing rights under, or altering or supplementing the terms of, this Agreement and/or such Limited Partner’s Admission Documents.

15.16	Entire Agreement

This Agreement, the Admission Documents and any separate Side Letters entered into between individual Limited Partners and the General Partner and/or the Partnership in connection with the Partnerships Interests contain the entire agreement among the parties and supersede all prior arrangements or understanding with respect thereto, provided that the parties agree that, notwithstanding clause 15.1 (Amendments) of this Agreement, each such Side Letter may be entered into, amended, modified, waived or terminated by the General Partner, the Partnership and the Limited Partners who are parties thereto without the consent of any other Limited Partner.

IN WITNESS WHEREOF, the parties acting through their authorized signatories have executed and unconditionally delivered this Agreement as a deed on the date first above written.

General Partner: Executed as a Deed by CSP CSS GP Limited

Witness:	By:	Name:
Name:		Title: Director
Address:

Initial Limited Partner: Executed as a Deed by WNL Limited

Witness:	By:	Name:
Name:		Title: Authorised Signatory
Address:

Executed as a Deed by

Limited Partners:

Executed as a Deed by
Those Limited Partners, including the First Limited Partner, admitted pursuant to powers of attorney now and hereafter granted to the General Partner

CSP CSS GP Limited
as attorney-in-fact

Witness:	By:	Name:
Name:		Title: Director
Address: